Exhibit 10.18

                                  OFFICE LEASE

                                     Between

                          HUB PROPERTIES LLC, Landlord,

                                       And

                         QUALITY SYSTEMS, INC., Tenant,

                                  for space at

                                795 HORSHAM ROAD
                           HORSHAM, PENNSYLVANIA 19044

                                Date: May 8, 2002

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                                TABLE OF CONTENTS

SECTION                                                                     PAGE
1. Definitions ............................................................    1
2. Premises; Use ..........................................................    3
3. Term ...................................................................    4
4. Rent ...................................................................    7
5. Real Estate Taxes ......................................................    9
6. Operating Expenses .....................................................   11
8. Services ...............................................................   20
9. Limitation Regarding Services ..........................................   22
10. Care of Premises ......................................................   22
11. Negative Covenants of Tenant ..........................................   26
12. Subletting and Assigning ..............................................   29
13. Fire or Other Casualty ................................................   32
14. Release and Indemnity .................................................   34
15. Insurance .............................................................   35
16. Eminent Domain ........................................................   37
17. Default and Remedies ..................................................   38
18. Subordination .........................................................   42
19. Holding Over ..........................................................   43
20. Notices ...............................................................   43
21. Certain Rights Reserved to the Landlord ...............................   44
22. Landlord's Security Interest ..........................................   45
23. Use and Occupancy Tax and Miscellaneous Taxes .........................   46
24. Excepted from Premises ................................................   46
25. Mechanics' and Other Liens ............................................   46
26. Estoppel Statement ....................................................   47
27. Covenant of Quiet Enjoyment ...........................................   47
28. Brokers ...............................................................   47
29. Limitations on Liability ..............................................   48
30. Miscellaneous .........................................................   49
31. Landlord's Restricted Entry Rights ....................................   51

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                               AGREEMENT OF LEASE

THIS IS AN AGREEMENT OF LEASE (hereinafter "Lease") made as of May 8, 2002, by and between HUB PROPERTIES LLC, a Massachusetts limited liability company (herein called "Landlord"), and QUALITY SYSTEMS, INC., a corporation formed under the laws of the state of California (herein called "Tenant").

IN CONSIDERATION of the mutual covenants and agreements herein set forth, and other good,valuable and sufficient consideration received, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions

Additional Rent. The term "Additional Rent" or "additional rent" shall mean all sums payable under this Lease for any purpose, whether or not they are expressly designated as "Additional Rent" or "additional rent" or would otherwise be considered rent, other than Minimum Rent.

Affiliate. The term "affiliate" of any entity, corporation, partnership or limited liability company shall mean any other entity, corporation, partnership or limited liability company controlling, controlled by, or under common control with the former.

Base Expenses. The term "Base Expenses" shall mean Operating Expenses for the Base Year, exclusive of any Capital Expenditures included in Operating Expenses for the Base Year pursuant to Section 6.1.3.24 hereof.

Base Year. The term "Base Year" shall mean calendar year 2002.

Building. The term "Building" shall mean that certain commercial office building and related improvements presently known as 795 Horsham Road located at 795 Horsham Road in Horsham, Pennsylvania, agreed to contain 110,000 Rentable Square Feet of space on the date of this Lease.

Business Day. The term "Business Day" or "business day" shall mean Monday through Friday, except Holidays. All references to a period of days in this Lease shall be deemed to refer to calendar days unless the term "Business Day or business day" is used.

Business Hours. The term "Business Hours" shall mean 8:00 A.M. to 6:00 P.M., Monday through Friday, and 8:00 A.M. to 1:00 P.M. on Saturday, Holidays excepted.

Force Majeure Delay. The term "Force Majeure Delay" shall mean any actual delay due to strikes, lockouts or other labor or industrial disturbances (whether or not on the part of the employees of either party hereto), civil disturbance, war, riot, embargo, inability to secure customary supplies, materials or labor through ordinary sources by reason of regulation or order of any government or regulatory body, lightning, earthquake, fire, storm, hurricane, tornado, flood, explosion or any other similar industry-wide or Building-wide causes beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives; provided, however, that in no event shall Force Majeure Delay (a) include or excuse Tenant Delay (defined in Section 7.4) or (b) include strikes, walkouts or other labor disturbances in the event that the party to this Lease claiming the benefit of Force Majeure Delay, or any of its employees, agents or affiliates, materially contributed to or provoked such strike, lockout or other labor disturbance by violating a labor contract, collective bargaining agreement or any federal or state labor law or by creating or approving a lockout. Any prevention, delay or stoppage due to Force Majeure Delay shall excuse the performance of non-monetary obligations of the party affected (but shall in no event excuse (i) the failure to cure a breach of this Lease within the time required under Section 17.1 hereof, or (ii) the failure to timely pay money owing or the failure to timely obtain insurance required under this Lease) for a period of time equal to any such prevention, delay or stoppage.

Holidays. The term "Holidays" shall mean President's Day, Memorial Day, Independence Day, Labor Day,

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Thanksgiving Day, Christmas Day, New Year's Day and all union holidays of workers employed by Landlord at the Building.

Land. The term "Land" shall mean the parcel or parcels of real property on which the Building is located, consisting of approximately 10.392 acres.

Landlord. The term "Landlord" shall mean that entity named on page 1 of this Lease and any subsequent owner of such Landlord's interest in the Property, as well as their respective heirs, personal representatives, successors and assigns, all subject to the provisions of Section 29 hereof.

Lease Interest Rate. The term "Lease Interest Rate" shall mean the lesser of (A) the greater of (i) fifteen percent (15%) per annum or (ii) the Prime Rate in effect from time to time plus four percent (4%), or (B) the maximum amount or rate that Landlord may lawfully charge Tenant in the circumstances if such a maximum exists.

Manager. The term "Manager" shall mean REIT Management & Research LLC, having an address at 400 Centre Street, Newton, Massachusetts 02458, Attention: Real Estate Group, or such other party or such other address as Landlord may designate, from time to time, by written notice to Tenant.

Permitted Use. The term "Permitted Use" shall mean use only for commercial offices consistent with the first-class character of the Building and current zoning requirements, and for no other purpose.

Prime Rate. The term "Prime Rate" shall mean the prime commercial rate of interest as reported in the Wall Street Journal or its successor; if such reference rate is discontinued or no longer quoted, then such comparable rate as Landlord reasonably designates by notice to Tenant.

Property. The term "Property" shall mean the Land and the Building together.

Rentable Area; Rentable Square Feet. The term "Rentable Area", as used with respect to any portion of the Building, shall mean the area of that portion of the Building for rental purposes, as calculated by Landlord (such area being expressed in terms of the number of "Rentable Square Feet", each a "Rentable Square Foot", contained therein). Tenant acknowledges that the Rentable Area of any space shall include the "usable" area of such space, measured by Landlord in accordance with a modified BOMA standard, without deduction for interior partitions, columns or projections (and including all or a portion of the areas occupied by the exterior and demising walls of the Premises), multiplied by a load factor (a number greater than one) to reflect the inclusion within Rentable Area of a share of the areas of certain public, common and service areas of the Building (which may include, without limitation, lobbies; corridors; mechanical, utility, janitorial and boiler rooms and closets; and restrooms). Tenant acknowledges and agrees that the Rentable Area of the Premises or of any other area of the Building will therefore be a number greater than the area that would be calculated by simply measuring the square footage contained within the demising walls of the Premises or such other area.

Tenant's Welsh Road Lease. The term "Tenant's Welsh Road Lease" shall mean that certain lease dated as of August 1, 1999 between Teachers Insurance and Annuity Corporation, as landlord, and Clinitec International, Inc., a California corporation, as tenant (as amended prior to the date of this Lease), pursuant to which Clinitec leases 15,905 rentable square feet of space in the commercial office building located at 200 Welsh Road, Horsham, Pennsylvania.

2. Premises; Use

2.1 Premises. Landlord, for the Term and subject to the provisions and conditions hereof, leases to Tenant, and Tenant hereby leases and rents from Landlord, the space (hereinafter referred to as the "Premises" and more particularly delineated on the floor plan constituting Exhibit "A" attached hereto and made a part hereof), agreed to contain 32,000 Rentable Square Feet of space, located on and being the entire Rentable Area of the second (2nd) floor of the Building.

2.2 Use. Tenant shall not use or occupy, or permit or suffer to be used or occupied, the Premises or any part thereof, other than for the Permitted Use.

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2.2.1 Notwithstanding anything to the contrary elsewhere contained in this
Lease, the Permitted Use shall not include, and Tenant shall not use, or permit the use of, the Premises or any part thereof for: (a) sale of wine, ale, beer or other alcoholic beverages kept in the Premises; (b) sale at wholesale or retail of any other products or materials kept in the Premises, by vending machines (except to Tenant's employees and business guests) or otherwise, or demonstrations to the public, or as a restaurant or bar, or for the sale of candy, food cigarettes, cigars, tobacco, newspapers, magazines, beverages or similar items, or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever (except to Tenant's employees and business guests); (c) manufacturing, printing or electronic data processing, except for the operation of normal business office equipment and machines for Tenant's own requirements, as distinguished from operation for commercial hire or for the sale of the products or services to others; (d) rendition of medical, dental or other diagnostic or therapeutic services, except that Tenant shall have the right to employ a resident nurse for Tenant's employees normally working at the Premises; (e) conduct or maintenance of any gambling or gaming activities or any political activities or any club activities, whether private or public, or a school of any kind or an employment or placement agency; (f) the offices or business of a governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or diplomatic or trade mission; (b) a retail banking, trust company, depository, guarantee or safe deposit business; (h) a retail savings bank, savings and loan association or loan company; (i) sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or the receipt of money for transmission;
(j) a stockbroker's or dealer's office or for the underwriting or sale of securities; (k) an employment agency, executive search firm or similar enterprise, labor union, school or vocational training center; (l) a barber shop or beauty salon; or (m) a travel agency.

2.2.2 Tenant shall not use, occupy or permit the Premises or any part thereof to be used in any manner, or permit anything to be brought into or kept therein, which would (a) violate any laws or the certificate of occupancy for the Building, (b) make unobtainable from reputable insurance companies authorized to do business in Pennsylvania at standard rates "all risk" casualty insurance coverage or liability, elevator, boiler or other insurance, (c) constitute a public or private nuisance, (d) materially adversely affect the appearance, character or reputation of the Building as a first-class office building, or (e) violate exclusive rights granted to other tenants of the Building under their leases of which Landlord shall have given Tenant written notice.

2.2.3 If any governmental license or permit, other than a certificate of occupancy of the entire Building, shall be required for the proper and lawful conduct of Tenant's business in the Premises and if failure to secure such license or permit would in any way adversely affect Landlord the Building, then Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license and permit, but in no event shall Tenant's failure to procure or maintain such license or permit relieve Tenant form its obligations hereunder.

2.3 Right of First Offer.

2.3.1 Provided that this Lease is in full force and effect, with at least twenty-four (24) months then remaining in the Term (including the Renewal Term, if Tenant shall have timely exercised its renewal option under Section 3.3 hereof) and provided no uncured Event of Default then exists hereunder, Landlord shall first offer to Tenant all space located on the first floor of the Building and lying directly beneath the footprint of the Premises (but not the remaining space on the first floor of the Building) that becomes available for lease by Landlord to a new tenant (the "Available Space"), subject, however, to the desire of the then existing tenant of such space to extend its lease or enter into a new lease of such space, each time all or any portion of such space becomes available for lease. Landlord shall offer Available Space to Tenant on the same terms and conditions (including, without limitation, length of term and rate of Minimum Rent) as Landlord would propose to an unrelated third party for such space for a lease commencing at or approximately at the time the Available Space will be available for lease. Without limiting the generality of the foregoing, Tenant's lease of Available Space shall not be subject to premature termination by Tenant pursuant to Tenant's exercise of either of its termination options provided under Section 3.6 hereof.

2.3.2 Landlord's offer shall take the form of a written notice to Tenant setting forth the Rentable Area of the Available Space proposed to be leased, the date it is expected to be available, the proposed terms and conditions of lease and a floor plan of the space in question. In the event that Tenant does not accept Landlord's

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offer in writing (and without modification) within ten (10) business days after the date on which Tenant receives Landlord's offer, then Landlord shall be free to lease the Available Space to any other person or entity on terms substantially similar to those offered to Tenant (and in no event for a materially lower Minimum Rent or materially more valuable tenant inducements, viewing the offer as a whole and considering the rental rate, term and allowances and other inducements and costs to be borne by Landlord in connection therewith) until Landlord has re-leased the Available Space and it has subsequently become available again; provided, however, that if Landlord desires to lease the Available Space to any other person or entity on terms materially more favorable to such prospective tenant than those offered to Tenant, then Landlord shall again offer the Available Space to Tenant, but on such more favorable terms, whereupon Tenant shall have five (5) business days after the date on which Tenant receives Landlord's offer within which to accept or reject Landlord's offer (failure of timely acceptance being deemed rejection).

2.3.3 Promptly after Tenant's exercise of this right of first offer, Landlord and Tenant shall execute an amendment to this Lease to reflect the accepted terms. Landlord's delivery of the Available Space to Tenant is subject to Landlord's regaining possession thereof from the tenant occupying the space, and Landlord shall not be liable to Tenant if Landlord is unable to obtain possession of the Available Space for any reason; provided, that if Landlord is delayed in delivering the Available Space to Tenant for six (6) months or more, Tenant may elect to rescind its election to lease such Available Space by delivery of written notice of rescission to Landlord at any time following such six (6) month period and prior to Landlord's delivery of the Available Space to Tenant, whereupon the amendment of this Lease respecting such Available Space shall automatically be null and void and, upon request from either party, the parties shall confirm same in writing.

3. Term.

3.1 Duration. The term of this Lease (the "Term") shall commence on that date (the "Lease Commencement Date") which is the date Tenant or anyone claiming under or through Tenant first enters the Premises or any portion thereof for purposes of occupying same for any reason or performing any work or services therein. As used herein, the term "Rent Commencement Date" means the later of
(a) the third (3rd) business day following the date of Substantial Completion as defined in Section 3.2 hereof, or (b) August 1, 2002. The Term shall continue until that date (the "Termination Date") which is the last day of the third
(3rd) calendar month of the seventh (7th) Lease Year, unless sooner terminated. Landlord shall endeavor to inform Tenant, at least thirty (30) days prior thereto, of the estimated date of Substantial Completion if different from the estimate set forth in Section 3.2 hereof. The "First Lease Year" shall be the twelve (12) month period commencing on the Rent Commencement Date, if the Rent Commencement Date is the first day of a calendar month, or, if the Rent Commencement Date is other than on the first day of a calendar month then the period commencing on the Rent Commencement Date and continuing through the last day of the twelfth full calendar month thereafter. Each "Lease Year" after the First Lease Year shall be a consecutive twelve (12) month period commencing on the first day of the calendar month immediately following the preceding Lease Year. Tenant covenants that it shall accept possession of the Premises on the Rent Commencement Date and thereafter continuously occupy the Premises, subject only to any rights of sublease or assignment herein contained, during the entire Term and any renewals thereof.

3.2 Substantial Completion. The terms "Substantial Completion" or "Substantially Complete" shall mean that state of completion of the Tenant Work (hereinafter defined) which will, except for any improvements or work to be performed by Tenant, allow Tenant to utilize the Premises for its intended purpose without material interference to the customary business activities of Tenant by reason of the completion of any work being performed by Landlord, provided Substantial Completion cannot occur unless there is available to the Premises: (1) reasonable quantities of those utility services required to be furnished by Landlord under the terms of this Lease, (2) reasonable access through a ground floor entranceway of the Building and that portion of the lobby area of the Building leading from such entranceway to the elevators servicing the Premises; and (3) passenger elevator service servicing the Premises during business hours. Substantial Completion shall be deemed to have occurred notwithstanding that minor or insubstantial details of construction, decoration or mechanical adjustment remain to be performed. The foregoing minor or insubstantial details are referred to in this Lease as "Punchlist Items". Landlord presently estimates that the date of Substantial Completion will be on or about July 12, 2002. The term "Substantial Completion Date" shall mean the earlier of (i) the date on which the Tenant Work is Substantially Complete or (ii) the date that the Tenant Work would have been Substantially Complete but for any Tenant Delay (defined in Subsection 7.4 hereof).

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3.3 Effect of Tenant Delay. Anything in Section 3.2 to the contrary notwithstanding, to the extent that the Rent Commencement Date is delayed by reason of a delay in Substantial Completion because of any Tenant Delay, the Rent Commencement Date shall occur, and Tenant's obligations to pay Rent, (including Real Estate Taxes and Operating Expenses) under this Lease shall commence on that day on which, in Landlord's estimation, Substantial Completion would have occurred but for such Tenant Delay.

3.4 Effect of Other Delays. If Substantial Completion shall occur on a date later than the date set forth in Section 3.2 above, or if Landlord shall be delayed in the delivery of possession of the Premises to Tenant because repairs, improvements or decoration of the Premises or Building to be performed by Landlord are not completed, or for any other reason, whether or not within Landlord's control, Landlord shall not be subject to any liability to Tenant. If the delay was not attributable to Tenant Delay, the Rent reserved and covenanted to be paid herein shall not commence and the Rent Commencement Date shall not occur until possession of Premises can be given to Tenant in the required state of Substantial Completion. No such failure to give possession shall in any other respect affect the validity of this Lease or any obligation of Tenant hereunder, except as follows:

3.4.1 If Substantial Completion has not occurred on or before August 1, 2002 (which date shall be extended (i) one (1) day for each day that Substantial Completion is delayed by reason of Force Majeure Delay, and (ii) one (1) day for each day that Substantial Completion is delayed by reason of Tenant Delay) (such date, as so delayed, being the "Damages Outside Date"), then Landlord shall reimburse to Tenant holdover damages (hereinafter defined) actually paid by Tenant under Tenant's Welsh Road Lease with respect to the period commencing on the Damages Outside Date and ending on the Rent Commencement Date (the "Damages Period"), by means of an abatement of the first payments of Minimum Rent owing under this Lease in an amount aggregating the holdover damages (as used herein, the term "holdover damages" means a sum equal to the lesser of (x) the excess of all rent, additional rent and holdover penalties payable by Tenant per calendar month under Tenant's Welsh Road Lease during the Damages Period (computed on a per diem basis for any partial calendar month within the Damages Period) over the rent and additional rent payable by Tenant as rent and additional rent under Tenant's Welsh Road Lease during the last full calendar month of the scheduled term thereof (likewise computed on a per diem basis), exclusive of any excess sums payable by Tenant on account of matters unrelated to Tenant's holdover under Tenant's Welsh Road Lease, and (y) $15,000.00 per calendar month of the Damages Period (computed on a per diem basis for any partial calendar month within the Damages Period); and

3.4.2 If Substantial Completion has not occurred on or before November 1, 2002 (which date shall be extended (i) one (1) day for each day that Substantial Completion is delayed by reason of Force Majeure Delay, and (ii) one (1) day for each day that Substantial Completion is delayed by reason of Tenant Delay) (such date, as so delayed, being the "Termination Outside Date"), then Tenant may terminate this Lease by delivering written notice of termination to Landlord after the Termination Outside Date and prior to the date on which Substantial Completion occurs, whereupon this Lease shall be of no further force or effect and Tenant shall receive a full refund of all monies paid by Tenant to Landlord on account of any security deposit or prepayments of Minimum Rent or other Rent, and neither party shall have any further liability to the other hereunder except as to liabilities already accrued.

3.5 Confirmation Memorandum. On or about the Rent Commencement Date Landlord shall prepare and Landlord and Tenant shall each promptly execute, acknowledge and deliver to one another a memorandum in form substantially as set forth in "Exhibit B" hereto, confirming the information set forth in such form.

3.6 Tenant's Termination Options. Tenant shall have the options to terminate this Lease (a) effective as of the last day of the third (3rd) Lease Year, and
(b) effective as of the last day of the sixth (6th) calendar month of the fifth
(5th) Lease Year (in either case, the effective date of such termination is herein referred to as the "End Date"), in either case by delivery of written notice of termination to Landlord at least seven (7) months prior to the applicable End Date; provided, however, that Tenant may only exercise either of such termination options if, prior to Tenant's giving notice of such exercise, Tenant has sold all or substantially all of the assets of its subsidiary, NextGen Healthcare Information Systems, Inc., a corporation ("NextGen"), in an arm's-length sale to a person or entity that is not an affiliate of either Tenant or NextGen. Tenant's notice exercising such termination option shall be irrevocable. As material consideration for the options to terminate herein set forth, Tenant shall

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deliver to Landlord at least ninety (90) days prior to the End Date Tenant's good bank check for the "Termination Fee" (as defined below). In calculating the Termination Fee, it will be assumed that the "Lease Costs" (as defined below) were financed at a fixed interest rate of ten percent (10%) per annum with a seventy-five (75) month self-amortizing loan paid in 75 equal monthly installments due on the first day of each calendar month, commencing on the Rent Commencement Date (or, if the Rent Commencement Date is not the first day of a calendar month, commencing on the first day of the first full calendar month following the Rent Commencement Date), and the "Termination Fee" will be the sum of (a) the principal balance that would remain outstanding under that loan following payment of the monthly installment owing for the calendar month in which the applicable End Date occurs, plus (b) the product derived by multiplying five (5) times the monthly installment of Minimum Rent owing for the month in which the End Date occurs. The term "Lease Costs" means the sum of the following: (i) Landlord's out-of-pocket contract or purchase price(s) for materials, components, labor, change orders, services, insurance requirements, "general conditions", permits, and all other costs necessary to complete the Tenant Work (defined in Section 7), plus (ii) Landlord's professional, designer, architectural and engineering fees and costs, including, without limitation, the cost of review, preparation and revisions to drawings and other plans relating to the Tenant Work, plus, (iii) all leasing commissions paid by Landlord in connection with this Lease, plus (iv) Landlord's reasonable legal costs incurred and paid in negotiating and preparing this Lease, plus (v) $189,687.53 (being the agreed value of the Minimum Rent abatement provided to Tenant under Section
4.1 hereof). Notwithstanding anything to the contrary herein set forth, at Landlord's option Tenant's termination of this Lease pursuant to this Section
3.6 shall be ineffective if an Event of Default exists either at the time of Tenant's exercise of its termination option or at the End Date. Failure of Tenant to timely exercise either of the options herein granted ("exercise" meaning both the giving of the requisite notice and the payment of the Termination Fee) shall constitute Tenant's irrevocable waiver of such option (but Tenant's waiver of the first such option shall not preclude Tenant's timely exercise of the second such option on the terms and conditions herein set forth).

3.7 Renewal Option. Tenant is hereby granted a single option to extend the Term of this Lease, with respect to all of the Premises as then constituted, in "as-is" condition, for one (1) consecutive additional period of five (5) years commencing on the day following the Termination Date (the "Renewal Term"), on the following terms and conditions:

(i) No Event of Default shall have occurred and remain uncured during the Term of this Lease, either prior to Tenant's giving of its renewal notice to Landlord or at or prior to the commencement of the Renewal Term (unless Landlord elects, in its sole discretion, to waive such condition);

(ii) Landlord shall have made a good faith determination that Tenant remains creditworthy;

(iii) Tenant shall not have previously assigned this Lease or sublet all or any portion of the Premises;

(iv) Tenant shall have delivered to Landlord written notice of Tenant's election to exercise this option not less than 270 days prior to the Termination Date;

(v) all lease terms for the Renewal Term shall be the same as specified for the initial Term of this Lease, except that (a) there shall be no further option to renew or extend the Term of this Lease, (b) there shall be no allowances or inducements payable by Landlord during the Renewal Term, and (c) Minimum Rent payable during the Renewal Term shall be the greater of (1) the escalating fair market value rent then being charged or quoted by Landlord for leases of comparable space in the Building or in comparable buildings owned by Landlord in the vicinity of the Building for comparable terms commencing at or about the commencement of the Renewal Term (or that would be charged or quoted by Landlord if no such leases then exist or are about to commence), or (2) the annual rate of Minimum Rent payable by Tenant during the portion of the seventh (7th) Lease Year preceding the commencement of the Renewal Term; and

(vi) at Landlord's election, Landlord and Tenant shall promptly execute and deliver to one another an amendment to this Lease, in reasonable form prepared by Landlord, confirming Tenant's exercise of its option hereunder and the Minimum Rent payable during the Renewal Term.

4. Rent.

4.1 Minimum Rent. Annual minimum rent for the Premises ("Minimum Rent") shall be as follows:

First Lease Year* $512,000.00 per annum; $42,666.67 per month
Second Lease Year $528,000.00 per annum; $44,000.00 per month
Third Lease Year $544,000.00 per annum; $45,333.33 per month
Fourth Lease Year $560,000.00 per annum; $46,666.67 per month
Fifth Lease Year $576,000.00 per annum; $48,000.00 per month
Sixth Lease Year $592,000.00 per annum; $49,333.33 per month
Seventh Lease Year (through Termination Date) $608,000.00 per annum; $50,666.67 per month

* Notwithstanding the foregoing, (a) during the first three (3) full calendar months following the Rent Commencement Date, Minimum Rent shall abate and neither accrue nor be payable hereunder, and (b) thereafter, for the remaining nine (9) full calendar months of the First Lease Year, a portion of Minimum Rent equal to $6,854.17 per calendar month shall abate and neither accrue nor be payable hereunder (the aggregate abatement herein provided being agreed to equal $189,687.53).

All Minimum Rent shall be payable in equal monthly installments commencing on the Rent Commencement Date and thereafter due on the first day of each month during the Term without demand, deduction or set-off, at the following address (or at such other address of which Landlord shall hereafter give Tenant written notice):

Hub Properties LLC
P.O. Box 845310
Boston, MA 02284-5310

4.2 Partial Month. If the Term of this Lease begins on a day other than the first day of a month, Minimum Rent from such day until the first day of the following month shall be prorated (on the basis of the number of days during the first month within the term of this Lease) and shall be payable, in advance, on the Rent Commencement Date.

4.3 Rent Acceptance. If Landlord, at any time or times, shall accept Minimum Rent or any other sum due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any of Landlord's rights hereunder.

4.4 Additional Rent. All sums payable by Tenant under this Lease, whether or not stated to be rent, Minimum Rent or Additional Rent or otherwise denominated (hereinafter collectively referred to as "Rent"), shall be collectible by Landlord as rent and in the event of a default in payment thereof Landlord shall have the same rights and remedies as for a failure to pay Minimum Rent (without prejudice to any other right or remedy available therefore).

4.5 Late Charge. If any payment of Rent (including, without limitation, all Minimum Rent and all Additional Rent) or any part thereof to be made by Tenant to Landlord pursuant to the terms of this Lease shall become overdue for a period in excess of ten (10) days, a late charge of Five Cents ($0.05) for each dollar so overdue shall be paid by Tenant for the purpose of defraying the expense incident to handling such delinquent payment, together with interest from the date such payment or part thereof was due, at the Lease Interest Rate. Nothing herein or in the imposition or acceptance of a late charge by Landlord shall be construed as a waiver of any rights of Landlord arising out of any default of Tenant; the right to collect any late charge or interest is separate and apart from any rights or remedies of Landlord relating to any default by Tenant.

4.6 Independent Covenant; Survival. Tenant's covenant to pay all Rent hereunder is independent of any other covenant, agreement, term or condition of this Lease. Without limiting the other obligations of Tenant which shall survive the expiration of the term hereof, the obligation of Tenant to pay Rent shall survive the expiration of the Term hereof.

4.7 Abatement of Rent. Wherever in this Lease it is provided that Minimum Rent or other Rent shall abate in whole or in part for a period of time, the amount and duration of such abatement shall be subject to the reasonable agreement of the parties, to be confirmed by written notice from Landlord to Tenant (or in such other writing as the parties may deem appropriate). Pending such confirmation, Tenant shall continue to pay all Rent in full when due under this Lease, subject to retroactive adjustment upon the parties' agreement as aforesaid.

5. Real Estate Taxes.

5.1 Definitions. As used in this Section 5, the following terms shall be defined as hereinafter provided:

5.1.1 "Real Estate Taxes" shall mean all taxes, liens, charges, imposts and assessments of every kind and nature, ordinary or extraordinary, foreseen or unforeseen, general or special, levied, assessed or imposed by any governmental authority with respect to the Property, as well as any income or gross receipts tax which is limited to income from real property, miscellaneous taxes (other than Real Estate Taxes) applicable to or assessed by reason of the ownership of the Property and any taxes imposed on personal property in the Building owned by Landlord and used in connection with the Property. Notwithstanding the foregoing:

5.1.1.1 if at any time during the Term of this Lease the present system of ad valorem taxation of real property shall be changed or supplemented so that in lieu of or in addition to the ad valorem tax on real property there shall be assessed on Landlord or the Property any tax of any nature which is imposed in whole or in part, in substitution for, addition to, or in lieu of any tax which would otherwise constitute a Real Estate Tax, such tax shall be included within the term "Real Estate Taxes," but only to the extent that the same would be payable if the Property were the only property of Landlord. Such tax may include, but shall not be limited to, a capital levy or other tax on the gross rents or gross receipts with respect to the Property, or a federal, state, county, municipal or other local income, franchise, profit, excise or similar tax, assessment, levy or charge measured by or based, in whole or in part, upon any such gross rents or gross receipts;

5.1.1.2 Real Estate Taxes shall also encompass all of Landlord's expenses, including but not limited to attorney's fees and expenses, incurred by Landlord in any effort to minimize Real Estate Taxes whether by contesting proposed increases in assessments, applying for the benefit of any tax abatement program available for the Property, appealing the denial of any such tax abatement, or contesting any challenge to the validity of any tax abatement program or its applicability to the Property or by any other means or procedures appropriate in the circumstances; provided, however, that under no circumstances shall Landlord have any obligation to undertake any contest, appeal or other procedure to minimize Real Estate Taxes or to obtain or maintain the benefits of any tax abatement program for the Property; and

5.1.1.3 except as otherwise provided in Subsection 5.1.1.1 above, there shall be excluded from Real Estate Taxes all net income, excess profit, excise, franchise, estate, succession and inheritance taxes, penalties due to Landlord's lateness or failure to pay taxes when due and transfer taxes imposed on Landlord.

5.1.2 "Tenant's Tax Share" shall be that percentage of Real Estate Taxes which is equal to the ratio of the Rentable Area of the Premises (as the same may change from time to time) to the total Rentable Area contained in the Building. As of the date of this Lease, Tenant's Tax Share is agreed to be 29.0909%.

5.1.3 "Tax Year" shall mean each calendar year, or such other period of twelve
(12) months as now or hereafter may be duly adopted as the fiscal year for real estate tax purposes of the governmental unit in which the Property is located, occurring during the term of this Lease.

5.1.4 "Tax Statement" shall mean a statement provided by Landlord, setting forth: (a) the Real Estate Taxes for any Tax Year, (b) Tenant's Tax Payment (defined in Section 5.2) owing on account thereof, prorated if only a part of the Tax Year falls within the Term of this Lease; and (c) the amount by which the Tenant's Tax Payment exceeds (or is less than) payments made by Tenant pursuant to Sections 5.2.2 and 5.2.3 below for the specified Tax Year or portions thereof.

5.2 Payment of Tenant's Tax Payment. During each Tax Year subsequent to the Base Year, Tenant shall pay to Landlord, as additional rent hereunder, an amount equal to Tenant's Tax Share of the total dollar increase, if any, in Real Estate Taxes for such year over Real Estate Taxes for the Base Year (taking into account any abatement of Real Estate Taxes which benefited the Property during the Base Year or such subsequent year), prorated for any partial Tax Year within the Term ("Tenant's Tax Payment"). Tenant's Tax Payment for each year shall be paid as follows:

5.2.1 After receipt of a Real Estate Tax bill, Landlord shall furnish Tenant a Tax Statement as hereinabove defined. Within twenty-five (25) days following the receipt of such Tax Statement, Tenant shall pay to Landlord the amount, if any, by which the Tenant's Tax Payment for such Tax Year exceeds the total amount, if any, of payments made pursuant to Subsection 5.2.3 below on account of the Tenant's Tax Payment as shown on the Tax Statement.

5.2.2 Notwithstanding the foregoing Section 5.2.1, if at any time after execution of this Lease Landlord receives a Real Estate Tax bill for taxes in excess of the Real Estate Taxes for the preceding Tax Year or a notice of any governmental action which could effect an increase in Real Estate Taxes over the Real Estate Taxes for the preceding Tax Year including, but not limited to, notice of any increase in assessment or of a forthcoming increase in the real estate tax rate, or notice, providing that the Property is not entitled to the benefit of any tax abatement program pursuant to which Landlord has previously determined the Tenant's Tax Payment, or that the validity of any tax abatement program applicable to the Property has been challenged by appropriate legal proceedings, Landlord may notify Tenant that Landlord elects to increase the installments presently being paid by Tenant pursuant to Subsection 5.2.3 below. Landlord's notice shall be in writing and shall specify the amount due, or estimated to become due, and the amount of each installment or increased installment to be paid by Tenant. Payments in the amount of the installment (or increase in installment) set forth in Landlord's notice shall be due monthly as Additional Rent concurrently with payments of Minimum Rent beginning with such first payment due after the date of Landlord's notice, and shall continue on the first day of each month until and including the month in which Tenant makes payment in full of Tenant's Tax Payment.

5.2.3 Tenant shall pay one twelfth (1/12) of the Tenant's Tax Payment on account of the Real Estate Taxes for the preceding Tax Year monthly, together with payments of Minimum Rent, as an estimate and on account of the Tenant's Tax Payment for the current Tax Year, which payments shall be subject to increase upon receipt by Tenant of a notice from Landlord pursuant to Subsection 5.2.2 above increasing the amount of monthly estimated payments.

5.2.4 Real Estate Taxes with respect to a Tax Year which is the subject of an appeal filed by or on behalf of Landlord shall be paid on the basis of the amount reflected in the tax bill and shall not be adjusted until the final determination of the appeal. Upon such determination of any appeal, Landlord will notify Tenant in writing of the actual amount of Tenant's Tax Payment owing for the year or years which were the subject of the appeal and the amount, if any, remaining due by Tenant in excess of Tenant's estimated payments. Tenant shall pay such entire amount so due on the due date for the next installment of Minimum Rent, or if this Lease has terminated, Tenant shall pay the amount due within fifteen (15) days after receipt of Landlord's notice. If the final determination of the appeal results in a reduction of the Real Estate Taxes at issue and Landlord receives a cash refund from the taxing authority on account of overpayment of Real Estate Taxes for such year, Tenant shall receive a credit against the installment of Minimum Rent next coming due in the amount by which Tenant's payments on account of Tenant's Tax Payment exceeded the payments actually due for the applicable year, or if the Term of the Lease has expired within the preceding twelve (12) months (but not otherwise), Landlord shall refund to Tenant the amount of any such overpayment promptly following Landlord's determination of the amount due to Tenant.

5.2.5 If Tenant shall pay any Tenant's Tax Payment for any periods which were calculated on the basis of the qualification of the Property for a tax abatement program, and subsequently it is determined that for such periods or any portion thereof the Property was not entitled to the benefit of such program or that such program was invalid and a retroactive assessment is made, then Tenant's Tax Payment for such periods shall be recomputed on the basis of the actual amount of Real Estate Taxes required to be paid in the absence of abatement. Landlord will notify Tenant in writing both of any additional amounts due (the "Deficiencies") by Tenant by reason of such recalculations of Tenant's Tax Payment for such periods in excess of Tenant's previous payments of Tenant's Tax Payment and of the amount of any increase in installments payable by Tenant pursuant to Subsection 5.2.3 above for the balance of the current Tax Year. Tenant shall pay the entire amount of the Deficiencies by the due date of the next installment of Minimum Rent due Landlord.

5.2.6 Any Tax Statement or other notice from Landlord pursuant to this Section 5 shall be deemed approved by Tenant as correct unless within sixty (60) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Tax Statement or other notice, specifying in detail the basis for such assertion. Pending the resolution of such dispute, however, Tenant shall make payments in accordance with said Tax Statement or other notice.

6. Operating Expenses.

6.1 Definitions.

As used in this Section 6 the following terms shall be defined as hereinafter provided:

6.1.1 "Operating Year" shall mean each calendar year, or such other period of twelve (12) months as hereafter may be adopted by Landlord as its fiscal year, occurring either in whole or in part during the Term of this Lease.

6.1.2 "Tenant's Expense Share" shall be that percentage of Operating Expenses derived by dividing the Rentable Area contained within the Premises (as the same may from time to time increase or decrease) by the Rentable Area contained in the Office Space. As of the date of this Lease, Tenant's Expense Share is agreed to be 29.0909%.

6.1.3 "Operating Expenses" shall mean the expenses incurred by Landlord (determined in accordance with generally accepted accounting principles) in connection with the operation, repair, maintenance, protection and management of the Property, including by way of example rather than of limitation, the following:

6.1.3.1 Wages, salaries, fees and other compensation and payments, payroll taxes, contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits made to or on behalf of any and all employees of Landlord performing services rendered in connection with the operation, repair, maintenance, protection and management of the Property, including, without limitation: elevator operators; elevator starters; window cleaners; porters; janitors; maids; miscellaneous handymen; watchmen; persons engaged in patrolling and protecting the Property; carpenters; engineers; firemen; mechanics; electricians; plumbers; landscapers; insurance risk managers; building superintendent and assistants; building or general manager; and clerical, accounting and administrative personnel. Landlord may contract for any of the foregoing to be performed by independent contractors, in which event all sums paid to such independent contractors shall be included within Operating Expenses pursuant to Subsection 6.1.4.20 below.

6.1.3.2 The cost of employee uniforms, and the cleaning, pressing and repair thereof.

6.1.3.3 Cleaning costs for the Property, including the facade, windows and sidewalks, all costs for snow and rubbish removal and the costs of all labor, supplies, equipment and materials incidental to such cleaning.

6.1.3.4 Premiums and other charges incurred by Landlord with respect to all insurance relating to the Property and the operation and maintenance thereof, including without limitation: all risk of physical damage or fire and extended coverage insurance; public liability insurance; elevator insurance; workmen's compensation insurance; boiler and machinery insurance; sprinkler leakage insurance; rent insurance; and health, accident and group life insurance for employees.

6.1.3.5 The cost of heat, water, sewer and all other utility services, servicing the Building generally, as well as the cost of electricity consumed by lighting in the common areas of the Building and the cost of electricity consumed by HVAC equipment serving the common areas of the Building.

6.1.3.6 Costs (other than utilities costs, which are provided for in Subsection
6.1.3.5 above) incurred for operation, service, maintenance, inspection, repairs and alterations of the Property, including, without limitation, the heating, air-conditioning, ventilating, plumbing, outdoor underground heating coils (if any), electrical and elevator systems of the Building, and all lawns, landscaped areas, sidewalks, driveways and parking areas, and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items; provided, however, that notwithstanding anything to the contrary elsewhere contained in this Section 6, Tenant's Expense Payment (hereinafter defined) shall include one hundred percent (100%) of the increase (if any) in costs incurred for operation, service, maintenance, inspection, repairs and alterations of the elevator system exclusively serving the Premises over the amount of such costs incurred during the Base Year (but in no event will costs of replacement of the elevator or costs of replacement of elevator equipment, parts or components that are properly classified as capital costs under generally accepted accounting principles be included in

Operating Expenses or Tenant's Expense Payment).

6.1.3.7 Sales and excise taxes and the like upon any of the expenses enumerated herein.

6.1.3.8 Management fees of the managing agent for the Building, if any.

6.1.3.9 The cost of tools, equipment, and supplies and any replacement thereof.

6.1.3.10 The cost of repainting or otherwise redecorating any part of the Building other than premises demised to tenants in the Building.

6.1.3.11 Displays or decorations for the lobby, balconies and other public portions of the Property.

6.1.3.12 Dues paid to associations representing landlords.

6.1.3.13 The cost of telephone, telecopier and courier services, postage and delivery charges, office supplies, maintenance and repair of office equipment, and similar costs.

6.1.3.14 The cost of licenses, permits and similar fees and charges.

6.1.3.15 Auditing and accounting fees including accounting fees incurred in connection with the preparation and certification of the Tax Statements and the Operating Expense Statements specified in Sections 5 and 6 of this Lease.

6.1.3.16 All costs incurred by Landlord to comply with governmental requirements that become effective after the date of this Lease, whether federal, state or municipal; and all repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first class building, including without limitation capital expenditures which under generally applied real estate accounting practice are expensed or are regarded as deferred expenses.

6.1.3.17 All costs and expenses associated with the acquisition and installation of any energy or cost saving devices.

6.1.3.18 Fair market rental and other costs with respect to the management office for the Building.

6.1.3.19 Intentionally Omitted.

6.1.3.20 Cost of independent contractors performing services, including, but not limited to, cleaning, janitorial, window-washing, rubbish removal, security, landscaping, snow and ice removal services, electrical, painting, plumbing, elevator, heating, ventilation and air conditioning maintenance and repair and all fees due such independent contractors.

6.1.3.21 Legal fees with respect to the Property other than those incurred in the negotiation or enforcement of tenant leases.

6.1.3.22 Capital expenditures necessitated by casualties to the extent the same are not covered by insurance.

6.1.3.23 Any and all other expenditures of Landlord which are properly expenses in accordance with generally accepted accounting principles consistently applied with respect to the operation, repair, maintenance, protection and management of comparable office buildings in the vicinity of Horsham, Pennsylvania.

6.1.3.24 If Landlord shall purchase any item of capital equipment or make any capital expenditure as described in Subsections 6.1.3.16, 6.1.3.17, or 6.1.3.22 above (a "Capital Expenditure"), the total cost of which is not included in Operating Expenses for the Operating Year in which it was made, Landlord may include in Operating Expenses for the Operating Year in which such Capital Expenditure was made, and in Operating Expenses for each succeeding Operating Year, an annual charge-off of such Capital Expenditure. Annual charge-offs shall be determined by dividing the original Capital Expenditure plus an interest factor, reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the improvement, repair, alteration or replacement made with the Capital Expenditure; and the useful life shall be determined reasonably by Landlord in accordance with then prevailing customs and practices of the real estate industry in the greater Horsham area, consistently applied. If Landlord shall lease such items of capital equipment, then the lease shall be included in Operating Expenses for each Operating Year in which they are incurred. Notwithstanding the foregoing, if Landlord shall effectuate savings in labor or energy-related costs as a result of the installation of new devices or equipment, then Landlord may, in lieu of the above, elect to include up to the full amount of any such savings in each Operating Year (beginning with the Operating Year in which the equipment is placed in service) as an Operating Expense until Landlord has recovered thereby the cost of installation of said devices or equipment and interest thereon as above provided, even if the result of such application will result in the amortization of such costs over a period shorter than the useful life of such installation. Landlord shall notify Tenant in writing if Landlord elects to apply such savings to the cost of such equipment and shall include a statement of the amount of such savings in the Operating Expense Statement for each applicable Operating Year. Operating Expenses shall thereafter be reduced by the amount of any previous capital expenditures included therein expensed pursuant to this Subsection 6.1.3.24 when such amortization has been completed.

6.1.4 Operating Expenses shall be "net" and, for that purpose, shall be reduced by the amounts of any reimbursement or credit received by Landlord with respect to an item of cost that is included within Operating Expenses (other than reimbursements to Landlord by tenants of the Building pursuant either to operating expense provisions of any lease or separate contractual arrangements).

6.1.5 In determining Operating Expenses for any Operating Year, including the Base Year, during which less than ninety five percent (95%) of the Rentable Area of the Building shall have been occupied by tenants for more than thirty (30) days during such year, the actual Operating Expenses for such year shall be increased to the amount which normally would have been incurred for such Operating Year had such occupancy of the Building been one hundred percent (100%) throughout such Operating Year, as reasonably determined by Landlord.

6.1.6 Notwithstanding the provisions of Section 6.1.4, "Operating Expenses" shall not include expenditures for any of the following:

6.1.6.1 Any capital addition made to the Building, including the cost to prepare space for occupancy by a new tenant, except as set forth in Subsections 6.1.3.16, 6.1.3.17 or 6.1.3.22 above.

6.1.6.2 Repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, to the extent that Landlord shall receive proceeds of such insurance.

6.1.6.3 Leasing commissions and advertising expenses incurred in leasing or procuring new tenants.

6.1.6.4 Repairs or rebuilding necessitated by condemnation to the extent that Landlord has received condemnation proceeds for such repairs or rebuilding.

6.1.6.5 Depreciation and amortization of the Building, other than as permitted pursuant to Subsection 6.1.3.24.

6.1.6.6 Real Estate Taxes.

6.1.6.7 The salaries and benefits of executive officers of Landlord, if any.

6.1.6.8 Debt service payments on any indebtedness applicable to the Property, including any mortgage debt, or ground rents payable under any ground lease for the Property.

6.1.7 "Monthly Operating Expense Estimate" shall have the meaning specified in Subsection 6.2.1.1 hereof.

6.1.8 "Operating Expense Statement" shall mean a statement provided by Landlord, setting forth in reasonable detail: (a) the Operating Expenses for the Operating Year (or portion thereof if less than a full Operating Year) immediately preceding the Operating Year in which the statement is issued, reasonably detailed by major categories, (b) the Tenant's Expense Payment (defined in Section 6.2) for such preceding Operating Year, prorated if only a part of the Operating Year falls within the term of this Lease, (c) the amount of payments made by Tenant on account of the Tenant's Expense Payment during such preceding Operating Year, (d) the amount of payments of the Monthly Operating Expense Estimate made by Tenant in the Operating Year in which the Expense Statement is issued, and (e) the Monthly Operating Expense Estimate for the Operating Year in which the Operating Expense Statement is issued.

6.2 Tenant's Expense Payment. During each Operating Year subsequent to the Base Year, Tenant shall pay to Landlord as Additional Rent hereunder an amount equal to Tenant's Expense Share (except as otherwise provided in Section 6.1.3.6) of the total dollar increase, if any, in Operating Expenses for such Expense Year over Base Expenses ("Tenant's Expense Payment"). For any portion of an Operating Year less than a full twelve (12) month period occurring within the Term of this Lease, Tenant's Expense Payment shall be prorated on a per diem basis.

6.2.1 Such Additional Rent shall be paid (or credited) in the following manner:

6.2.1.1 Beginning on January 1, 2003 and continuing thereafter on the first day of each month until receipt of the Operating Expense Statement with respect to the Operating Year during which Lease Commencement Date occurs, Tenant will pay Landlord an amount set by Landlord sufficient to pay Landlord's estimate (reasonably based on the actual Operating Expenses for the preceding Operating Year and Landlord's projections of any anticipated increases or decreases thereof) of Tenant's Expense Payment for the current Operating Year (or remaining portion thereof) (the "Monthly Operating Expense Estimate"). The Monthly Operating Expense Estimate for a period less than a full calendar month shall be duly prorated.

6.2.1.2 Following the end of each Operating Year, Landlord shall furnish Tenant an Operating Expense Statement setting forth the information described in Subsection 6.1.8 above. Within fifteen (15) days following the receipt of such Operating Expense Statement (the "Expense Share Date") Tenant shall pay to
Landlord: (i) the amount by which the Tenant's Expense Payment for the Operating Year (or portion thereof) covered by the Operating Expense Statement exceeds the aggregate of Monthly Operating Expense Estimates paid by Tenant with respect to such Operating Year (or portion thereof); and (ii) the amount by which the Monthly Operating Expense Estimate for the current Operating Year as shown on the Operating Expense Statement multiplied by the number of months elapsed in the current Operating Year (including the month in which payment is made) exceeds the aggregate amount of payments of the Monthly Operating Expense Estimate theretofore made in the Operating Year in which the Operating Expense Statement is issued. Landlord shall diligently endeavor to furnish Tenant an Operating Expense Statement not later than one hundred and twenty (120) days following the end of each Operating Year.

6.2.1.3 On the first day of the first month following receipt by Tenant of any annual Operating Expense Statement and continuing thereafter on the first day of each succeeding month until the issuance of the next ensuing Operating Expense Statement, Tenant shall pay Landlord the amount of the Monthly Operating Expense Estimate shown on the Operating Expense Statement.

6.2.1.4 If on any Expense Share Date Tenant's payments of the installments of the Monthly Operating Expense Estimate for the preceding or current year's Operating Expenses are greater than the actual Operating Expenses for such preceding Operating Year or Monthly Operating Expense Estimate for the current year, Landlord shall credit Tenant with any excess, which credit may be offset by Tenant against next due installments of Rent. If the term of the Lease has expired prior to the Expense Share Date for the applicable Operating Year and if Tenant's payments of Monthly Operating Expense Estimate either exceed or are less than Tenant's Expense Payment, Landlord shall send the Operating Expense Statement to Tenant, and an appropriate payment from Tenant to Landlord or refund from Landlord to Tenant shall be made on the Expense Share Date. The provisions of this Subsection 6.2.1.4 shall remain in effect notwithstanding any termination of this Lease; provided however, that if upon termination of this Lease Tenant owes Landlord any sums under this Lease (for Rent or otherwise), Landlord shall have the right to reduce the amount of any refund due Tenant under this Section 6.2.1.4 against such sums owed by Tenant to Landlord.

6.2.2 Any Operating Expense Statement or other notice from Landlord pursuant to this Section 6 shall be deemed approved by Tenant as correct unless, within sixty (60) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Operating Expense Statement or other notice, specifying in detail the bases for such assertion. Notwithstanding any dispute concerning any Operating Expense Statement or other notice, Tenant shall continue to make payments in accordance with said Operating Expense Statement or other notice pending the resolution of such dispute.

7. Improvement of the Premises.

7.1 Tenant Work. Landlord shall construct within the Premises, at Landlord's expense (subject to Tenant's obligation to pay certain excess costs under Section 7.9, below), those certain improvements depicted on that certain Schematic Plan labeled SP-02, last revised 4/01/02, prepared by CDI Architects (the "Schematic Design Documents"). Landlord and Tenant hereby approve the Schematic Design Documents. All work agreed to be performed by Landlord pursuant to this Section 7 (including all materials, supplies, components, labor and services required therefor) is herein referred to as the "Tenant Work". Without limiting the generality of the foregoing, the parties agree that the installation within the Premises of Tenant's telecommunications and data equipment and related wiring and cabling is not included in the Tenant Work; provided, however, that the Tenant Work shall include Landlord's extension of 200 pairs of voice communication wires, encased in metal conduit, from the service boot on the first floor of the Building to the second floor telephone closet.

7.2 Tenant's Construction Representative. Prior to the commencement of any design documentation, the Tenant, by notice to Landlord in writing, shall designate a single individual as the "Tenant's Construction Representative," who Tenant agrees shall be available to meet and consult with Landlord on a continuing basis at the Premises as Tenant's representative concerning the matters which are the subject of this Section 7 and who, as between Landlord and Tenant, shall have the power legally to bind Tenant in giving direction to Landlord respecting the Construction Documents and the Tenant Work, in giving approvals of design documents and work, and in making requests and approval for changes.

7.3 Preparation, Review and Approval of Construction Documents.

7.3.1 Construction Documents. Landlord, at its expense, shall cause to be prepared "Construction Documents" consistent with the Schematic Design Documents and approved by Tenant pursuant to Section 7.3.2 hereof for the construction of the Premises for Tenant's occupancy. The Construction Documents shall be signed and sealed by a reputable architect or professional engineer (where applicable) licensed and registered in the Commonwealth of Pennsylvania and shall contain, at a minimum, floor plans, reflected ceiling plans, power and telephone plans, mechanical plans, electrical plans, fire protection plans and all other details and schedules which designate the locations and specifications for all mechanical, electrical, fire protection and life safety equipment to be installed in the Premises, and all partitions, doors, lighting fixtures, electric receptacles and switches, telephone outlets, special air conditioning, and other improvements to be installed within the Premises.

7.3.2 Tenant Approval. Landlord shall submit for Tenant's approval the Construction Documents, in accordance with the following procedural requirements:

7.3.2.1 Tenant shall review each draft of the Construction Documents received from Landlord, and either (a) approve the same or (b) return the same to Landlord with a written notice detailing only those requested modifications which are required in order to correct material deviations from the Schematic Design Documents which are contained in the Construction Documents, in either event within three (3) business days after receipt thereof from Landlord. Any other changes to the Construction Documents desired by Tenant shall be requested under Section 7.9 hereof.

7.3.2.2 If Tenant shall return the Construction Documents to Landlord in a timely fashion with requested modifications, Landlord shall, subject to Section
7.3.2.4 below, revise the Construction Documents within a reasonable period of time and resubmit same to Tenant for approval pursuant to Section 7.3.2.1 above, until the Construction Documents are approved.

7.3.2.3 The Construction Documents shall be deemed approved by Tenant upon the first to occur of (i) Landlord's receipt of Tenant's written notice approving same, or (ii) Tenant's failure to deliver written notice to Landlord either approving or suggesting modifications of the Construction Documents of the sort permitted under Section 7.3.2.1 above, within the time required under Section
7.3.2.1 above, or (iii) if all of Tenant's requested modifications of the Construction Documents are disapproved by Landlord pursuant to Section 7.3.2.4 below.

7.3.2.4 Landlord shall not unreasonably disapprove modifications of the Construction Documents requested by Tenant pursuant to Section 7.3.2.1, above. Without limiting the generality of the foregoing, Tenant acknowledges that it shall be reasonable for Landlord to disapprove modifications requested by Tenant under this Section 7.3.4 because the work detailed in the proposed modification is inconsistent with the work contemplated in the Schematic Design documents or because the work detailed in the proposed modification: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord's ability to furnish services to Tenant or other tenants in the Building; (c) would materially increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretations thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building; (g) might adversely affect another tenant's premises; (h) is prohibited by any ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building; or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the preparation by or for Landlord of the Schematic Design Documents or the Construction Documents, nor Landlord's performance, supervision or monitoring of the construction of the Tenant Work, shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant's intended use of the Premises.

7.4 Tenant Delays. Each of the following shall constitute a "Tenant Delay":

7.4.1 Failure of Tenant to have given Landlord written notice approving the Construction Documents within three (3) business days after receipt thereof from Landlord.

7.4.2 Failure of Tenant to have executed and delivered this Lease to Landlord by May 2, 2002.

7.4.3 Any changes to the Construction Documents requested by Tenant following Tenant's approval or deemed approval of such documents, or any Additional Work (defined in Section 7.9) requested by Tenant, provided that if Tenant's request for Additional Work is specifically conditioned upon its approval of Landlord's estimate of such delay, Landlord shall promptly notify Tenant of Landlord's good-faith estimate of the anticipated delay, and the Additional Work shall not be constructed unless Tenant shall have approved such estimated delay within two
(2) business days after receipt of such estimates.

7.4.4 Delays in furnishing materials, services, supplies, labor or components that Tenant has requested be specified or required in the Construction Documents; provided, that if Landlord anticipates that any such item specified by Tenant will result in Tenant Delay, Landlord shall promptly notify Tenant of Landlord's good-faith estimate of the anticipated delay, and the items specified by Tenant shall not be incorporated in the Construction Documents unless Tenant shall have approved such estimated delay within two (2) business days after receipt of such estimate..

7.4.5 Delays caused by the performance of or failure to perform any work or by any activity in the Premises by Tenant or any of its employees, agents, or contractors.

7.4.6 Delays caused by any fault of Tenant or its agents, employees or contractors, including, without limitation, its designers and consultants.

7.5 Substitutions and Changes. In constructing the Tenant Work, Landlord reserves the right (a) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (b) to make changes to the work necessitated by conditions met in the course of construction, provided that if Landlord reasonably believes any change is material and substantial in nature, then Tenant's approval of such change shall first be obtained (which approval shall not be unreasonably withheld so long as there shall be general conformity with the Construction Documents and shall be deemed given unless withheld in writing within five (5) days following Landlord's request therefor).

7.6 Landlord's Contractor. The Tenant Work is to be performed by Landlord's contractor, which shall be selected by Landlord.

7.7 Tenant's Construction Representative's Access, Inspection, and Approval

7.7.1 Landlord, upon reasonable notice, shall afford Tenant and Tenant's Construction Representative or agent(s) access to the Premises, at reasonable times during the course of construction and at Tenant's sole risk and expense, for the purposes of inspecting work completed or in progress, and of taking field measurements.

7.7.2 [Intentionally omitted.]

7.7.3 [Intentionally omitted.]

7.7.4 As to all Tenant Work, performed by or on behalf of Landlord and not objected to by Tenant in accordance with this Section 7, it shall be conclusively deemed on the Substantial Completion Date that such work was satisfactorily performed in accordance with and meets the requirements of this Lease; provided, however, that the foregoing presumption shall not apply: (i) to latent defects in such work which could not reasonably have been discovered by the Substantial Completion Date, provided Tenant notifies Landlord thereof within sixty (60) days after the Substantial Completion Date, or (ii) to defects discoverable by a visual inspection or by ordinary use of the Premises for the purpose for which it is leased herein, provided Tenant notifies Landlord thereof within sixty (60) days after the Substantial Completion Date. As to any item of Tenant Work remaining to be completed hereunder after the Substantial Completion Date, the parties shall jointly prepare a punch-list on or about the Substantial Completion Date, and Landlord shall complete such items within sixty (60) days thereafter (except for items which cannot reasonably be completed within such sixty (60) day period, which items shall be completed as promptly as practicable using diligent efforts thereafter).

7.8 Early Access for Tenant's Cabling. Commencing approximately thirty (30) days prior to the anticipated date of Substantial Completion, and subject to the terms and conditions of Section

7.10 hereof, Landlord shall afford Tenant's contractors access to the Premises for purposes on installing Tenant's data and communications wiring and cables at Tenant's expense.

7.9 Additional Work. Upon Tenant's request and submission by Tenant (at Tenant's sole cost and expense) of the necessary information and/or plans and specifications for work other than the work described in the approved Schematic Design Documents (and the Construction Documents prepared consistent therewith) ("Additional Work") and the approval by Landlord of such Additional Work, which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform such Additional Work, at Tenant's sole cost and expense, subject, however, to the following provisions of this Section 7.9. Prior to commencing any Additional Work requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Work, and an additional charge payable to Landlord in the amount of 5% of the total Cost of the Work as compensation for Landlord's general conditions (such fee and additional charge being hereinafter referred to collectively as "Landlord's Additional Compensation") and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the "TEO") for the Additional Work in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such TEO and shall pay to Landlord the entire cost of the Additional Work, including Landlord's Additional Compensation (as reflected in Landlord's statement of such cost), within five (5) days after Landlord's submission of such statement and TEO to Tenant. If Tenant fails to execute or deliver such TEO or pay the entire cost of such Additional Work within such 5-day period, then Landlord shall not be obligated to do any of the Additional Work and may proceed to do only the Tenant Work, as specified in the approved Construction Documents.

7.10 Tenant's Contractors. During the Term of this Lease, in making any alterations and improvements or performing any other work of any kind within the Premises through the services of any contractor or contractors, the following conditions shall be fulfilled, and Tenant, by undertaking to have such work performed by its contractor or contractors, shall be deemed to have agreed to cause such conditions to be fulfilled:

7.10.1 Prior to commencing any such work, Tenant shall (a) furnish Landlord with a written description of the proposed work and reasonably detailed plans and specifications therefor and (b) obtain the approval of Landlord, in writing, for the specific work it proposes to perform and all such plans and specifications.

7.10.2 The work shall be performed at Tenant's expense by responsible contractors and subcontractors approved in advance by Landlord, who shall not in Landlord's sole opinion, and who in fact do not, prejudice Landlord's relationship with Landlord's contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations. Tenant's contractors and subcontractors shall comply with all insurance requirements and undertakings set forth in Exhibit "D" attached hereto, as the same may be changed by written notice from Landlord to Tenant from time to time during the Term.

7.10.3 Each of such contractors being paid $5,000.00 or more shall, prior to the commencement of their work and not later than ten (10) days after the execution of their respective contracts, file waivers of mechanic's liens in the appropriate public office, which waivers shall be effective to preclude the filing of any mechanic's liens on account of the work to be performed by any of Tenant's contractors, subcontractors or materialmen.

7.10.4 No such work shall be performed in such manner or at such times as to interfere with any work being done by any of Landlord's contractors or subcontractors in the Premises or in or about the Property generally. Landlord shall, however, endeavor to allow Tenant access for such work at the earliest time after the Substantial Completion Date, consistent with the restrictions of this Section 7.10. Tenant's contractors and subcontractors shall be subject to the decisions of Landlord's contractor as to such matters and as to avoidance of interference with other tenants of the Building or the work of other tenants' contractors and subcontractors, but Landlord's contractor shall not be responsible for any aspect of the work performed by Tenant's contractors or subcontractors or for the coordination of the work of Landlord's contractors or others with Tenant's contractors.

7.10.5 Except as otherwise set forth in this Section 7.10, all such work shall be subject to the requirements and provisions of Sections 10.6, 10.7 and 25 of this Lease.

7.10.6 Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of their work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord's, or any other tenant's, contractors and subcontractors.

8. Services.

Landlord agrees that in consideration of Tenant's performance of its obligations under this Lease and so long as Tenant is not in default under this Lease, Landlord shall provide services after the Rent Commencement Date as follows:

8.1 HVAC.

8.1.1 Basic Service. Heat or air-conditioning to the Premises (depending on the season) and ventilation (collectively, "HVAC") when required for comfortable occupancy and use of the Premises, during Business Hours, the cost of electricity for which shall be billed to Tenant pursuant to Section 8.8, below. The furnishing of the foregoing heating, air-conditioning and ventilation services during the times and in accordance with the standards hereinabove set forth shall be subject to any statute, ordinance, rule, regulation, resolution or recommendation for energy conservation which may be promulgated by any governmental agency or organization which Landlord shall be required to abide by or in good faith may elect to observe. Notwithstanding the foregoing, any supplemental HVAC units which Tenant may elect to install or to have installed within or serving the Premises (whether as part of the Tenant Work or otherwise) shall be installed, operated, maintained and replaced by Tenant at Tenant's expense, and the cost of electricity consumed by the operation of such unit or units shall be billed to Tenant as provided in Section 8.8, below.

8.1.2 Supplemental HVAC Units. The HVAC service referenced in Section 8.1.1 is separate and apart from any HVAC service which Tenant obtains through any supplemental HVAC unit or units now or hereafter contained within the Premises, for which Tenant shall be billed for all electricity usage pursuant to Section
8.8 below, and which supplemental unit or units shall be Tenant's sole obligation to maintain, repair or replace. Without limiting the generality of the foregoing, during the Term Tenant shall maintain in force a maintenance contract with a reputable HVAC service contractor approved by Landlord (which approval shall not be unreasonably withheld or delayed) providing for quarterly inspection and maintenance of all supplemental HVAC units within the Premises, and Tenant shall furnish to Landlord a copy of said contract from time to time upon Landlord's request.

8.2 Elevators. Landlord shall provide self-service passenger elevator service to the second floor of the Building by one (1) two-stop 5,000 pound capacity Eastern passenger elevator, which shall be for Tenant's exclusive use (and for the use of Landlord when necessary or appropriate).

8.3 Janitorial. Landlord shall provide reasonable janitorial service to the Premises on Business Days, in accordance with reasonable standards determined by Landlord from time to time.

8.4 Public Areas. Landlord shall keep and maintain the public areas and facilities of the Building reasonably clean and in good working order, and the sidewalks and parking areas on the Land in reasonably good repair and, during Business Hours, free from unreasonable accumulations of snow and ice. Without limiting the generality of the foregoing, Landlord shall keep the clock on the facade of the Building in good working order.

8.5 Landlord Repairs. Landlord shall make all necessary structural repairs to the Building, all repairs which Landlord shall determine may be needed to the mechanical, HVAC, electrical and plumbing systems in and servicing the Premises and all repairs to exterior windows. In the event that any such repair is required by reason of the negligence or abuse of Tenant or its agents, employees, invitees or of any other person using the Premises with Tenant's consent, express or implied, Landlord may make the repair and charge Tenant for the costs thereof plus interest thereon at the Lease Interest Rate (as herein defined) computed from the date such costs are incurred by Landlord until paid, which costs and interest shall be due and payable following completion of the repairs with the next installment of Minimum Rent thereafter due. Any repairs to any non-building standard fixtures or other improvements installed or made by or at the request of Tenant requiring maintenance or repairs of a type or nature not customarily provided by Landlord to office tenants of the Building, and necessary replacements of non-building standard fixtures or improvements, shall be made by Landlord at Tenant's expense or, at Landlord's election, by contractors engaged by Tenant and approved by Landlord, at Tenant's expense.

8.6 Water. Landlord shall provide water in reasonable quantities consistent in Landlord's judgment with customary office usage for drinking, lavatory and toilet purposes to be drawn from the bathrooms or other approved fixtures within the Premises.

8.8 Electricity.

8.8.1 Landlord shall furnish, at Tenant's cost and expense, the Premises with electric current for HVAC, lighting and normal office use, and shall replace light bulbs and tubes when required. The cost of replacement light bulbs, tubes, lamps, and ballasts, plus the labor cost for such replacement, shall be paid by Tenant as Additional Rent. Tenant's use of electric energy in the Premises shall not at any time exceed the safe capacity of any of the electric conductors and equipment in or otherwise serving the Premises. Tenant shall not, without Landlord's prior written consent in each instance, connect to the Building's electric distribution system any fixtures, appliances, equipment or machinery other than lamps, typewriters, desktop computers, xerox machines, and similar small office machines nor make any alterations or additions to the electric system of the Premises. Should Landlord grant such consent, all additional lines, risers or other equipment required therefor shall be provided by Landlord at Tenant's cost and expense. Landlord may condition such consent upon the payment by Tenant of additional rent as compensation for the additional consumption of electricity occasioned by the operation of said equipment or machinery. Tenant agrees that its consumption of electric energy in the

Premises may at Landlord's election be submetered by Landlord at Tenant's expense or, if no submeter shall be installed, then Landlord shall reasonably calculate Tenant's consumption of electricity and charge Tenant therefor. Tenant shall pay to Landlord the cost of all electrical consumption billed by Landlord to Tenant hereunder (computed on the basis of the average rate paid by Landlord to the utility company, including all surcharges, taxes, fuel adjustments, transfer charges or similar charges paid by Landlord to such utility) within ten
(10) days after receipt of Landlord's bill, as additional rent. Tenant agrees that if, in the future, it is required by the Pennsylvania Public Utility Commission or by a Federal or state law or by applicable tariff as a necessary condition to the supply of electric energy to the Premises or any part thereof, to become the direct customer of the applicable utility, Tenant will do so.

8.8.2 Landlord has advi sed Tenant that Philadelphia Electric Company (the "Current Service Provider") is the utility company selected by Landlord to provide electric service for the Building. Notwithstanding the foregoing, if permitted bylaw, the Landlord shall have the right at any time from time to time during the Term to either contract for service from a different company or companies providing electricity service (each an "Alternate Service Provider") or continue to contract for service from the Current Service Provider. Tenant shall cooperate with Landlord, the Current Service Provider and any Alternate Service Provider reasonable access to the Building's electric lines, feeders, risers, wiring and any other machinery within the Premises.

8.9 Access. Tenant and its employees shall have access to the Premises 24 hours per day, seven days per week, subject to (a) compliance with such security measures as shall from time to time be in effect for the Building, (b) emergencies and (c) scheduled closings of the Building.

9. Limitation Regarding Services.

Landlord reserves the right, without any liability to Tenant and without being in breach of any covenant of this Lease, to interrupt or suspend service of any of the heating, ventilating, air-conditioning, electric, sanitary, elevator or other Building systems serving the Premises, or the rendering of any of the other services required of Landlord under this Lease, whenever and for so long as may be necessary by reason of accidents, emergencies, strikes or the making of repairs or changes which Landlord is required by this Lease, by law, or in good faith deems advisable to make or by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies, or by reason of any cause beyond Landlord's reasonable control, including, without limitation,
(i) mechanical failure, (ii) governmental restrictions on the use of materials or the use of any of the Building's systems and (iii) any change, failure, interference, disruption or defect in the supply or character of the electric energy furnished to the Premises by the Current Service Provider or any alternate Service Provider. In each instance, however, Landlord shall exercise reasonable diligence to eliminate the cause of the interruption and to effect restoration of service. Tenant shall not be entitled to any diminution or abatement of rent or other compensation, or to assert that a constructive eviction has occurred, and this Lease and all of the obligations of Tenant hereunder shall not be affected or reduced nor shall Landlord be liable to Tenant in any way, by reason of the interruption, stoppage or suspension of any of the Building's systems or services arising out of any of the causes set forth in this Section.

10. Care of Premises.

Tenant agrees that it shall comply with the following requirements:

10.1 Notice of Damage or Accident. Tenant shall give Landlord prompt written notice of any accident in the Premises and of any breakage, defect or failure in any of the systems or equipment serving the Premises.

10.2 Access to Landlord. Tenant shall give Landlord access to the Premises at all reasonable times, without charge or diminution of rent and upon reasonable prior notice (except that no prior notice shall be required in an emergency), to enable Landlord (a) to examine the same and to take any and all measures (including inspections, repairs, additions and alterations and improvements to the Premises or the Property as Landlord may deem necessary or advisable for the preservation of the integrity, safety and good order of the Property or any part thereof, or of Landlord's interests, or as may be necessary or desirable in the operation or improvement of the Property or in order to comply with laws, orders and requirements of governmental or other authorities; and (b) to show the Premises to prospective mortgagees, assignees and purchasers and to others having a legitimate interest therein (and to prospective tenants of the Premises as well during the one (1) year period prior to expiration of the Term hereof).

10.3 Condition. Tenant at its sole cost and expense shall maintain the Premises and all fixtures and appurtenances thereto including, but not limited to, ceilings, partitions, doors, lighting fixtures, switches, floor coverings, and tenant improvements in as good condition and repair as was the Premises at the beginning of the term, reasonable wear and tear excepted, except that the Landlord, at Landlord's expense (unless caused by the fault or negligence of Tenant, its contractors, agents or employees, in which event at Tenant's expense) shall keep in repair those items specified in Section 8.5 hereof. 10.4 Surrender. Upon the termination of this Lease for any cause whatsoever, Tenant shall remove Tenant's goods and effects and those of any other person claiming under Tenant, and quit and deliver up the Premises to Landlord peaceably and quietly in as good order and condition as at the inception of the term of this Lease (or in such condition as the same hereafter may be improved by Landlord or Tenant), reasonable wear and tear, damage by fire or other casualty and repairs which are Landlord's obligation excepted. Goods and effects not removed by Tenant at the termination of this Lease shall be considered abandoned and Landlord may, upon five (5) days notice to Tenant, dispose of and/or store the same as it deems expedient, the cost thereof to be charged to Tenant and payable upon demand. This Subsection 10.4 shall survive termination of this Lease.

10.5 Rules and Regulations. Tenant shall observe the rules and regulations attached hereto as "Exhibit C" and all additions thereto and modifications thereof as may be reasonably promulgated by Landlord from time to time by written notice to Tenant and which, in Landlord's reasonable judgment, are desirable for the general safety, comfort and convenience of occupants and tenants of the Building. All rules and regulations shall be deemed a part of this Lease, as conditions, with the same effect as though written herein, and Tenant covenants that they shall be faithfully observed by Tenant, Tenant's employees, and all those visiting the Premises or claiming under Tenant. Landlord shall not be responsible for the failure of any other tenant or occupant of the Building to observe any of said rules and regulations.

10.6 Compliance with Law. Tenant agrees at all times to comply promptly and fully at Tenant's sole cost and expense with all laws, ordinances, regulations and other requirements whatsoever, including without limitation environmental laws, of any and all Federal, Commonwealth or local authorities or of the Board of Fire Underwriters or any insurance organizations, associations or companies, which impose obligations upon Tenant or Landlord with respect to the Premises or Tenant's use or occupancy thereof (collectively the "Laws"), solely to the extent that compliance is necessitated due to (i) Tenant's specific use, occupancy or alteration of the Premises or any portion thereof, or (ii) any act or omission of Tenant or any employees, agents, contractors, licensees or invitees of Tenant. Notwithstanding the foregoing, to the extent that Tenant's compliance with Laws pursuant to the preceding sentence will entail construction of any addition to or any material modification of any Building systems, or will, in Landlord's reasonable estimation, materially impact Building structural elements, Landlord may undertake such compliance on Tenant's behalf, in which event Tenant shall reimburse to Landlord all of Landlord's out-of-pocket costs and expenses so incurred within fifteen (15) days after billing as additional rent. Tenant also agrees that it shall not knowingly do or commit, or suffer to be done or committed anywhere in or on the Property, any act or thing contrary to any of the Laws. Without limiting the foregoing, Tenant agrees that the Laws include the federal Americans with Disabilities Act ("ADA") and that Tenant's responsibilities hereunder include the duty to ensure that the Premises, and all facilities and improvements therein, (a) will not constitute a "place of public accommodation" as defined under the ADA and related regulations, and (b) comply with the requirements of the ADA and, (c) only if the Premises comprise any full floor of the Building, that all facilities on such floor of the Building, whether or not technically within the Premises (such as, but not limited to, restrooms and elevator lobbies) comply with the ADA. Tenant agrees to indemnify Landlord and hold Landlord and Landlord's agents, officers, partners, directors and employees harmless of and from all costs and expenses incurred by Landlord or any of them as a consequence of any and all claims made against Landlord or any of them resulting from or arising out of any default by Tenant in the performance of the obligations contained in this Subsection 10.6.

10.7 Alterations; Additions.

10.7.1 For each and every alteration, addition or improvement Tenant wishes to make, Tenant shall first (i) submit to Landlord a detailed description thereof, and (ii) obtain Landlord's written approval thereof. Provided that the proposed alteration, addition or improvement does not in Landlord's judgment involve any material modification to the Property's exterior or its external appearance, or its structural, mechanical, HVAC, electrical, or plumbing systems or components, such approval shall not be unreasonably withheld or delayed, but may be conditioned upon compliance with reasonable requirements of Landlord. Landlord may withhold its approval in its absolute and sole discretion with respect to each such alteration, addition or improvement which Landlord determines involves any modification to the Property's exterior or its external appearance, or its structural, electrical, mechanical, HVAC or plumbing systems or any components thereof.

10.7.2 Tenant shall not permit any financing statement or statements to be filed with respect to any of the Tenant Work or any alterations, additions or improvements made by Tenant. All fixtures attached to the Premises (other than Tenant's trade and business fixtures and equipment) shall, unless Landlord gives Tenant notice to remove them, remain at the Premises at the expiration or sooner termination of this Lease and become the property of Landlord without payment therefor or, at Landlord's option, after notice to Tenant, any or all of the foregoing which may be designated by Landlord in such removal notice shall be removed at the sole cost of Tenant before such expiration or sooner termination and in such event, Tenant shall repair all damage to the Premises caused by the installation or removal thereof, and shall restore the Premises to its original improved condition (ordinary wear and tear excepted), on or before the expiration or termination of this Lease. Should Tenant fail to remove the same or restore the Premises, Landlord may cause same to be removed and/or the Premises to be restored at Tenant's expense, and Tenant hereby agrees to pay Landlord the actual cost of such removal and/or restoration, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same and/or restore the Premises as herein provided.

10.7.3 All such alterations, additions or improvements shall be performed at Tenant's cost (including, without limitation, the costs of permits therefor) by Landlord or one or more contractors reasonably approved by Landlord and Tenant, and shall be subject to all applicable requirements of Section 7 hereof.

10.7.4 Tenant shall not place, or cause or allow to be placed, any sign, advertising matter, lettering, stand, booth, showcase or other article or matter in or upon the Premises and/or the Property, without the prior written consent of Landlord which may be withheld in its sole discretion, excepting only such signs and the like which are located exclusively within the Premises and are not visible in or extend into any common area of the Property.

10.8 Communications and Computer Lines.

10.8.1 Subject to the other terms of this Lease respecting alteration of the Premises and the following provisions, Tenant may install, maintain, replace, remove or use communications or computer wires, cables and related devices (collectively the "Lines") at the Property in or serving the Premises, provided:
(a) Tenant shall obtain Landlord's prior written consent which shall not be unreasonably withheld, use an experienced and qualified contractor approved in writing by the Landlord, and comply with all of the other provisions of Section
10.7 hereof, (b) any such installation, maintenance, replacement, removal or use shall comply with all laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Property, (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Property, as determined in Landlord's reasonable opinion, (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (e) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises, (f) Tenant's rights shall be subject to the rights of any regulated telephone company, and (g) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or by any other party at Tenant's direction), within five (5) business days after written notice (or, if not due to a dangerous, condition, as soon as practicable thereafter).

10.8.2 Landlord may (but shall not have the obligation to): (i) install new Lines at the Property (ii) create additional space for Lines at the Property, and (iii) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic reallocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Property by

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Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may be available to Landlord by law or otherwise.

10.8.3 Notwithstanding anything to the contrary contained in Section 10.4, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within the Building or serving the Premises upon termination of this Lease, provided Landlord notifies Tenant prior to or within thirty (30) days following such termination. Any Lines not required to be removed pursuant to this Section shall, at Landlord's option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Section, Landlord may, after twenty (20) days written notice to Tenant, remove such Lines or remedy such other violation, at Tenant's expense (without limiting Landlord's other remedies available under this Lease or applicable Law). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord's written consent shall be null and void.

10.8.4 Landlord shall have no liability for damages arising from the following, and Landlord does not warrant that the Tenant's use of any Lines will be free from the following (collectively called "Line Problems"): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant's requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property, by any failure of the environmental conditions or the power supply for the Property to conform to any requirements for the Lines or any associated equipment, or relieve Tenant from performance of Tenant's obligations under this Lease. Landlord in no event shall be liable to Tenant for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

10.9 General Covenant. Except for Landlord's provision of certain services as set forth in Section 8 above, Tenant acknowledges that Landlord shall not be required to furnish any services, utilities or facilities to the Premises or to make any repairs or alterations thereto. Except as otherwise expressly set forth in this Lease, Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises, its systems, services and utilities.

11. Negative Covenants of Tenant.

11.1 System Changes. Supplementing the provisions of Sections 7 and 8.1 above, Tenant shall not install any equipment of any kind or nature whatsoever which would or could, in Landlord's judgment, necessitate any change, replacement or addition to (or which might cause damage to) the plumbing, heating, air-conditioning or electrical systems serving the Premises or any other portion of the Building without the prior written consent of Landlord. In the event such consent is granted, all costs in connection with such changes, replacements or additions shall be paid for by Tenant in advance.

11.2 Sales. Without the prior written consent of Landlord, Tenant shall not exhibit, sell or offer for sale (or permit the exhibition, sale or offering for sale) in the Premises, or at the Property, any article or thing except those articles and things connected with the Permitted Use of the Premises by Tenant.

11.3 Prohibited Uses. Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or which directly or indirectly is forbidden by public law, ordinance or governmental regulation or which may be dangerous to life, limb or property or which may invalidate or increase the premium cost of any policy of insurance carried on the Property or covering its operation or which will suffer or permit the Premises or any part thereof to be used in any manner or which would permit anything to be brought into or kept therein which, in the judgment of Landlord, would in any way impair or tend to impair the character, reputation or appearance of the Building as a high quality office building or which would impair or interfere with or tend to impair or interfere with any of the services performed by Landlord for the Building or which could threaten the safety of the Building or any of its occupants.

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11.4 Signs.

11.4.1 Generally. Tenant shall not display, inscribe, print, paint, maintain or affix on any place in or about the Premises or the Property any sign, notice, legend, direction, figure or advertisement, except on the doors of the Premises and on the directory board of the Building and then only such name(s) and matter, and in such color, size, style, place and materials, as shall first have been approved in writing by Landlord. Landlord's initial listing of Tenant on the directory board shall be at Landlord's expense. The listing by Landlord of any name other than that of Tenant, whether on the doors of the Premises, on the directory board of the Building or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord mentioned in Section 12 hereof, it being expressly understood that any such listing is a privilege extended by Landlord and revocable at will by written notice to Tenant.

11.4.2 Exterior Signage.

11.4.2.1 Notwithstanding Section 11.4.1 hereof, Tenant, at its sole expense and subject to the terms and conditions of this Section 11.4.2, may erect (a) on the front and rear exterior facades of the Building, at a height and location reasonably approved by Landlord, and (b) on the monument sign located on the Property (as same shall hereafter be modified by Landlord to accommodate the signs of multiple tenants), signs identifying Tenant (of sizes, designs and compositions reasonably approved in advance by Landlord), subject to Tenant's prior receipt of all permits, licenses and approvals which are prerequisite to such installations from the local municipality. Tenant shall repair and maintain such signs on a regular basis during the Term at Tenant's sole cost and expense, in default of which Landlord may undertake such repair and maintenance, the cost of which shall be reimbursed to Landlord by Tenant within five (5) days of demand. Within ten (10) days after the end of the Term, Tenant shall remove such signs and repair all damage to the Building caused by the installation, maintenance (or failure to maintain) or removal thereof, at Tenant's sole expense, in default of which Landlord may undertake such removal and repair, the cost of which shall be reimbursed to Landlord Tenant within five (5) days of demand.

11.4.2.2 Notwithstanding anything contained in Section 11.4.2.1 hereof, Tenant agrees that (i) Tenant shall remove its signs from the front exterior facade of the Building at Tenant's expense within thirty (30) days following Landlord's written request, if requested to do so by Landlord in order for Landlord to accommodate the signage of any other tenant of the Building leasing a larger Rentable Area than that contained within the Premises; provided, however, that if, as a condition to the issuance of a governmental permit or approval allowing the installation by such other tenant of a sign on the front facade of the Building, Tenant's sign on the rear facade of the Building is also required to be removed, then Tenant shall also remove its sign from the rear facade of the Building; and (ii) Tenant's right to place a sign on the monument sign located on the Property shall not be exclusive, and the location of Tenant's sign on such monument sign relative to the signs of other tenants of the Building shall be as stipulated by Landlord and subject to change from time to time; provided, however, that Landlord agrees that at all times during the Term and any extension or renewal thereof, Tenant shall have the right to utilize that percentage of the signage area on the monument sign derived by dividing the Rentable Area of the Premises by the entire Rentable Area of the Building. If Landlord requires Tenant to move its facade signs during the Term or any extension or renewal thereof in order to accommodate the facade signage of another tenant as referenced in clause (i) of the immediately preceding sentence, or in the event that Landlord requires relocation of Tenant's monument sign pursuant to clause (ii) of the immediately preceding sentence, then in each such case Landlord shall reimburse to Tenant within thirty (30) days after billing all of Tenant's reasonable and actual out-of-pocket costs directly incurred in undertaking such move or relocation. Furthermore, if Tenant is required to remove all signage from the front facade of the Building pursuant to clause (i), above, then Landlord agrees to install at ground level, at Landlord's expense, "internal directory signage" (as such term is used in the applicable Horsham Township signage ordinance) that will identify tenants in the Building, including Tenant, subject, however, to Landlord's prior receipt of all permits, licenses and approvals which are prerequisite to such installations from the local municipality.

11.4.2.3 Landlord agrees to install in the parking areas of the Property, at Landlord's expense, one (1) site directional sign directing Building visitors to the main lobby entrance at the front of the Building, and one (1) site directional sign directing Building visitors to the rear entrance of the Building, subject, however, to Landlord's prior receipt of all permits, licenses and approvals which are prerequisite to such installations from the local municipality.

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11.5 Compatible Labor. Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the employees of the Building or with employees of contractors doing work or performing services by or on behalf of the Landlord.

11.6 Hazardous Substances.

11.6.1 Tenant's Warranty. Tenant represents, warrants and covenants that (1) the Premises will not be used by Tenant or its employees, licensees, agents, sublessees or contractors (collectively, "Tenant Parties") for any dangerous, noxious or offensive trade or business and that Tenant Parties will not cause or maintain a nuisance there, (2) Tenant Parties will not bring, generate, treat, store or dispose of Hazardous Substances (as hereinafter defined) at the Premises, (3) Tenant Parties shall at all times comply with all Environmental Laws (as hereinafter defined) and shall cause the Premises to comply, and (4) Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Laws by reason of breach of any of the foregoing representations, warranties and covenants. "Premises" for purposes of this Section shall include the Building and the Property including parking areas.

11.6.2 Reporting Requirements. Tenant warrants that it will promptly deliver to the Landlord, (i) copies of any documents received from the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning the Tenant's operations upon the Premises, (ii) copies of any documents submitted by the Tenant to the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning its operations on the Premises, including but not limited to copies of permits, licenses, annual filings and registration forms, and (iii) upon the request of Landlord, Tenant shall provide Landlord with evidence of compliance with Environmental Laws.

11.6.3 Termination, Cancellation, Surrender. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of any and all Environmental Defaults (defined below).

11.6.4 Environmental Defaults. In the event of (1) a violation by any Tenant Parties of an Environmental Law, (2) a release, spill or discharge of a Hazardous Substance on or from the Premises by any Tenant Parties, or (3) the discovery of an environmental condition requiring response which violation, release, or condition is attributable to the acts or omissions of any Tenant Parties, (4) an emergency environmental condition caused by or attributable to any Tenant Parties, or (5) any breach by Tenant of its representation and warranty contained in Section 11.6.1 above (the occurrence of any of the foregoing being an "Environmental Default"), Landlord shall have the right, but not the obligation, to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, or if the Landlord deems it necessary, then Landlord may perform, at Tenant's expense, any lawful actions necessary to address the Environmental Default.

11.6.5 Tenant's Indemnification. Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord and Landlord's affiliates, shareholders, directors, officers, employees and agents harmless from and against any and all claims, judgments, damages (including consequential damages), penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expense of any kind or nature, known or unknown, contingent or otherwise, which arise at any time during or after the Term (including, but not limited to, attorneys', consultant, laboratory and expert fees and including without limitation, diminution in the value of the Building or Property, damages for the loss or restriction on use of rentable space or of any amenity of the Building or Project and damages arising from any adverse impact on marketing of space in the Building), arising from or related to the occurrence of one or more Environmental Defaults during the Term.

11.6.6 Definitions.

(a) "Hazardous Substances" means, (i) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a "hazardous substance", "Hazardous Material", "hazardous waste," "infectious waste", "toxic substance", "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (ii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or

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geothermal resources and (iii) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), and medical waste. (b) "Environmental Laws" collectively means and includes all present and future laws and any amendments thereto (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Substance (including, without limitation, CERCLA, 42 U.S.C ss.601, et seq, the Resource Conservation and Recovery Act of 1976, 42 U.S.C ss.901, et seq, the Hazardous Materials Transportation Act, 49 U.S.C. ss.801, et seq, the Federal Water Pollution Control Act, 33 U.S.C. ss.51, et seq, the Clean Air Act, 33 U.S.C. ss.401, et seq, the Clean Air Act, 42 U.S.C. ss.41, et seq, the Toxic Substances Control Act, 15 U.S.C. ss.601-2629, the Safe Drinking Water Act, 42 U.S.C. ss.300f-300j, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.101, et seq, and any so-called "Super Fund" or "Super Lien" law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

11.6.7 Survival. The provisions of this Section 11.6 shall survive any termination of this Lease or the Term.

11.7 Floor Load. Tenant shall not place or permit to be placed upon any floor of the Premises any item of any nature the weight of which shall exceed such floor's rated floor load limit unless additional floor loads are approved in writing by Landlord in advance.

12. Subletting and Assigning.

12.1 General Restriction.

12.1.1 Tenant shall not assign this Lease or sublet all or any portion or portions of the Premises without first obtaining Landlord's prior written consent thereto, which consent shall not be unreasonably delayed or withheld. Such consent, if given, will not release Tenant from its obligations hereunder and will not be deemed a consent to any further subletting or assignment. Tenant shall not convey, pledge, mortgage, encumber or otherwise transfer (collectively "Pledge") (whether voluntarily or otherwise) this Lease or any interest in or under it. For purposes of this Section, an assignment shall include any direct or indirect transfer of a controlling interest in Tenant. Any attempt by Tenant to assign or Pledge this Lease or sublet the Premises in contravention of the terms of this Lease shall constitute an Event of Default hereunder.

12.1.2 Notwithstanding the foregoing:

(i) no prior approval of the Landlord shall be required for the subletting of all or a portion of the Premises or assignment of this Lease to any corporation or other entity which is a parent or wholly-owned subsidiary of, or under common control with, the Tenant (a "Related Party"), except that (a) no subletting or assignment to a Related Party shall be made unless the Tenant shall have provided to the Landlord such information as the Landlord shall reasonably require such as, but not limited to, satisfactory evidence as to the relationship as parent, affiliate or subsidiary of the proposed subtenant or assignee, and evidence as to its legal existence and corporate (or other) authority to enter into the sublease or assignment and (b) if a Related Party to which all or a portion of the Premises has been sublet or to which this Lease has been assigned without Landlord's prior approval shall thereafter cease to be a Related Party, Tenant shall immediately give Landlord written notice of such fact, and Landlord shall have the right and option in its sole discretion to declare the sublease or assignment pursuant to which such former Related Party occupies the Premises or any portion thereof to be null and void and to require such entity to vacate the Premises within thirty (30) days following written notice from Landlord; and (ii) the foregoing prohibition shall not apply to any assignment of the Lease which would occur as a result of a merger, consolidation or reorganization of the Tenant's corporate structure, provided the Tenant shall have first provided to the Landlord such information as the Landlord may reasonably require relating to the merger, consolidation or reorganization, such as, but not limited to, satisfactory evidence of the relationship as a result of any merger, consolidation or reorganization of the proposed assignee, evidence as to its legal existence and its corporate authority to enter into the assignment.

12.2 Landlord's Costs; Forms. Tenant shall reimburse Landlord for Landlord's reasonable expenses, including attorneys' fees, in reviewing and approving (or disapproving) any documents relating to any proposed Pledge, sublease or assignment. All forms of consents and agreements relating to or effecting any sublease or assignment shall be supplied or approved (as Landlord shall elect) by counsel to Landlord.

12.3 Rent Collection. If this Lease is assigned or if the Premises or any part thereof is sublet or occupied by a person or entity other than Tenant, Landlord may, after default by Tenant, collect Rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of Tenant's covenants contained in this Lease or the acceptance by Landlord of the assignee, subtenant or occupant as Tenant, or a release of Tenant from further performance by Tenant of the covenants of Tenant herein contained.

12.4 Sublet Notice. Notwithstanding anything contained in this Lease to the contrary, if at any time during the term of this Lease Tenant desires to sublet all or part of the Premises or to assign this Lease (the Premises or such lesser portion thereof as is the subject of such proposed transaction being herein referred to as the "Sublet Space"), Tenant shall advise Landlord in writing (such notice being hereinafter referred to as a "Sublet Notice") of the identity of the proposed assignee or subtenant and its business and of the terms of the proposed subletting or assignment and the area proposed to be sublet. Tenant shall also transmit therewith the most recent financial statement or other evidence of financial responsibility of such assignee or subtenant and a certification executed by Tenant stating whether or not any premium or other consideration is being paid for the proposed sublease or assignment.

12.5 Receipt of Sublet Notice. Upon receipt of a Sublet Notice Landlord shall have the right to: (1) approve or withhold approval of the proposed sublease or assignment in its reasonable discretion; or (2) terminate this Lease with respect to the Sublet Space on the date set forth in Landlord's notice as set forth in Section 12.6 below. Notwithstanding the foregoing, if Landlord elects to terminate this Lease as aforesaid, Tenant may, within ten (10) business days following receipt of Landlord's notice of termination, rescind Tenant's Sublet Notice, in which event neither Tenant's Sublet Notice nor Landlord's notice of termination with respect to the Sublet Space shall be of any further force or effect, and this Lease shall continue with respect to the entire Premises as then constituted.

12.6 Option to Approve or Reject Sublease. The option to approve or reject any proposed sublease or assignment as specified in Section 12.5 above shall be exercisable by Landlord sending Tenant a written notice specifying the exercise of any such right within thirty (30) business days after receipt of a Sublet Notice from Tenant.

12.6.1 [Intentionally omitted.]

12.6.2 If the Sublet Space does not constitute the entire Premises and Landlord exercises its option to terminate this Lease with respect to the Sublet Space, then as to that portion of the Premises which is not part of the Sublet Space, this Lease shall remain in full force and effect except that the Minimum Rent, Tenant's Tax Share and Tenant's Expense Share shall be reduced by the amount each bears to the fraction, the numerator of which shall be the Rentable Area of the Sublet Space and the denominator of which shall be the Rentable Area of the Premises.

12.6.3 If Landlord elects to terminate this Lease, the Lease shall terminate on a date set forth in Landlord's notice to Tenant described above in this Section 12.6, provided such date shall not be less than thirty (30) days after the date Landlord delivers such notice to Tenant.

12.6.4 If Landlord withholds approval to the proposed subletting or assignment, this Lease shall remain in full force and effect.

12.6.5 In the event Landlord does not exercise any of its rights specified in this Section 12.6, Landlord shall be deemed to have withheld approval of the sublease or assignment. Upon Landlord's failure to exercise any of its rights in writing, Tenant may again request Landlord's approval which approval shall be deemed given unless Landlord responds to the contrary within ten (10) days of Tenant's second request. If Tenant completes a sublease or assignment with a third party following Landlord's disapproval or deemed disapproval thereof, such sublease or assignment shall be null and void.

12.7 Premium for Sublease. As a condition to Landlord's consent to any subletting, assignment or other transfer referred to in this Section 12, if the sublease, assignment or other transfer provides that the subtenant, assignee or other transferee thereunder is to pay any amount in excess of the sum of the Rent and other charges due under this Lease, plus Tenant's expenses on account of such assignment or sublease (which shall be limited to reasonable advertising costs, brokerage commissions, allowances or free rent provided to the assignee or subtenant, and legal fees, and which expenses, for purposes of hereof, shall be amortized on a straight-line basis, without interest, over the term of the subletting, assignment or other transfer) (such excess being herein referred to as "Profit"), whether such Profit be in the form of an increased monthly or annual rental, a lump sum payment, or any other form (and if sublet space does not constitute the entire Premises, the existence of such Profit shall be determined on a pro rata basis), one half (1/2) of the Profit shall be payable to Landlord immediately upon Tenant's receipt thereof as Additional Rent.

12.8 Liability of Assignee. Each assignee hereunder shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for all payments and for the due performance of all terms, covenants, conditions and provisions herein contained on Tenant's part to be observed and performed. No assignment shall be binding upon Landlord unless the assignee shall deliver to Landlord an instrument in recordable form containing a covenant of assumption by the assignee. The failure or refusal of assignee to execute the same shall not release an assignee from its liability as set forth herein.

12.9 Rental Basis. All the foregoing notwithstanding, Tenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of the Premises or any portion thereof which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales). Any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of any part of the Premises.

12.10 Future Compliance. Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant of the provisions of this Section 12 or a release of Tenant from the full performance by Tenant of any of the terms, covenants, provisions, or conditions in this Lease contained.

13. Fire or Other Casualty.

13.1 Subject to the rights of termination set forth below, in the event of damage to the Premises by fire or other casualty not caused by the gross negligence or willful misconduct of Tenant, Landlord shall at its expense cause the damage to the Premises, exclusive of the Tenant Work and other improvements made by or for Tenant or any prior tenant, to be repaired to a condition as nearly as practicable to that which existed immediately prior to the casualty, with reasonable promptness and diligence. Notwithstanding the foregoing, Landlord's obligation to repair casualty damage shall be limited to Landlord's expenditure of the net proceeds of insurance recovered for the casualty damage, and shall be subject to zoning and building laws or ordinances then in existence. For purposes hereof, the term "net proceeds of insurance recovered" refers to the gross amount of insurance proceeds actually made available to Landlord (and not retained by any ground lessor or mortgagee of the Property) less the reasonable expenses of Landlord incurred in connection with the collection of such proceeds, including, without limitation, fees and expenses for legal and appraisal services. Landlord shall not, however, be obligated to repair, restore or rebuild any of Tenant's personal property (including all furniture, trade fixtures and equipment), or any alterations or additions within the Premises made by or for Tenant or any prior tenant, excepting the Tenant Work in place or completed by Landlord in accordance with Section 7 hereof, which shall be restored by Landlord (collectively, "Tenant's Property").

13.2 In the event of casualty damage to the Premises, as part of Landlord's repair obligation Landlord shall first remove all debris from the Premises and dispose thereof. As used herein, "debris" means all material of every kind and nature contained within the Premises which has been damaged or destroyed by the casualty to such an extent that it retains little or no salvage value and is intended to be disposed of. Prior to commencement of debris removal, Landlord shall afford Tenant an opportunity, upon five (5) business days advance notice from

Landlord, for Tenant's designated representative to tour the Premises with Landlord's representative in order to designate any of Tenant's Property which Tenant desires to salvage. If Tenant's representative fails to participate in such tour following such advance notice from Landlord, Tenant shall be deemed to have waived all right to salvage any of Tenant's Property in the Premises and Landlord may freely dispose of same as debris. If Tenant's representative tours the Premises, then (i) Landlord may freely dispose of all Tenant's Property not designated for salvage as debris, and (ii) Tenant shall cause all of Tenant's Property designated for salvage to be removed from the Building promptly and diligently, in accordance with the terms and conditions set forth in Section
13.3 below, at Tenant's expense. In the event that any portions of the Tenant Work, or other tenant improvements within the Premises not constituting personalty, are not damaged and are desired by Tenant to be retained in place rather than removed as aforesaid, Landlord shall nonetheless be entitled to require Tenant to elect either to remove same for salvage or to declare same to be debris (and Tenant's failure to elect to remove same for salvage shall constitute Tenant's election to declare same to be debris), if Landlord determines that such elements must be removed in order for Landlord to efficiently prosecute Landlord's repair of the Premises or the Building. Landlord may make such determination at any time during or after the tour of the Premises with Tenant's representative and, if after, Landlord shall give Tenant written notice of such determination and Tenant shall have three (3) business days within which to make such election (failure of Tenant to timely respond being deemed an election to declare such elements to be debris). All costs incurred by Landlord in removing and disposing of Tenant's Property designated or deemed to be debris pursuant to the terms of this Section 13.2 shall be reimbursed to Landlord by Tenant within thirty (30) days following Tenant's receipt of a bill therefor, as additional Rent (nothing contained herein shall preclude Tenant from seeking reimbursement of such costs from Tenant's property insurer which provides coverage of the Premises and Tenant's Property). The obligation of Tenant to reimburse Landlord for the costs of debris removal in accordance with this Section 13.2 shall survive any termination of this Lease as a result of a casualty, notwithstanding any other provision of this Article.

13.3 Any of Tenant's Property elected to be salvaged by Tenant pursuant to the terms of 13.2 above shall be removed from the Premises in accordance with the following terms and conditions: (i) Tenant shall comply with all applicable laws and regulations in performing such removal, and shall obtain any and all permits and governmental consents respecting same; (ii) all provisions of this Lease, including without limitation the release, indemnity and insurance provisions hereof, shall be fully applicable to Tenant's entry upon the Building and the Premises, regardless of whether this Lease has been terminated pursuant to any termination right contained in this Article; (iii) Tenant's employees and contractors shall be subject to Landlord's supervision and scheduling so as not to interfere with or delay Landlord's performance of its repair and restoration work in the Premises and the Building (but such supervision and scheduling shall not be construed to impose liability upon Landlord for any acts or omissions of Tenant's employees or contractors in performing such work, all of which shall be solely Tenant's responsibility); (iv) Tenant shall employ only contractors approved in advance by Landlord, which approval shall not be unreasonably withheld so long as Landlord determines that a proposed contractor (x) will maintain all types and coverages of insurance, including without limitation coverage amounts and parties named as additional insureds, reasonably deemed appropriate by Landlord under the circumstances, and (y) will not disturb harmonious labor relations in or about the Building; (v) Tenant and its employees and contractors shall obey all reasonable rules and regulations promulgated by Landlord respecting entry into the Building and removal of Tenant's Property therefrom; and (vi) if Landlord determines that there is present in the Building, in the Premises, or upon the articles of Tenant's Property which Tenant desires to salvage, any substances generated or dispersed as a result of the casualty, regardless of the source thereof, which are generally recognized to be hazardous to persons or to the environment, including without limitation any toxic substances regulated by law and any microbial contamination deemed hazardous to health ("Contaminants"), Landlord may condition Tenant's entry into the Building and the removal of Tenant's Property upon Tenant's prior execution and delivery to Landlord of an agreement releasing Landlord from and indemnifying Landlord against any and all liability resulting from or arising out of the exposure of Tenant's employees, agents or contractors to Contaminants while within the Building, or the exposure of any individual to Contaminants by virtue of exposure to the salvaged items of Tenant's Property following the removal thereof from the Building, or the improper release or disposal of Contaminants in the course of Tenant's cleaning or disposal of the salvaged Tenant's Property following removal, which release and indemnity agreement shall be in form acceptable to Landlord in every respect.

13.4 Following completion of Landlord's repairs and restoration within the Premises pursuant to Section 13.1 above, Tenant shall promptly thereafter, at its own cost and with due diligence, repair and restore all improvements to the Premises made by or for Tenant or any prior tenant (excepting the Tenant Work in place or completed by Landlord in accordance with Section 7 hereof, which shall be restored by Landlord) at least to the extent of the value and as nearly as possible to the character of the property involved as it was immediately before the loss. To the extent the Premises are rendered untenantable by a casualty not caused by the willful misconduct of Tenant, the monthly payments owing under this Lease on account of Minimum Rent, Real Estate Taxes and Operating Expenses shall proportionately abate from the date of the casualty until the first to occur of (a) thirty (30) days after Landlord has tendered to Tenant the damaged portion of the Premises, restored by Landlord to the extent required hereunder, or (b) Tenant's resumed occupancy of the Premises.

13.5 In the event the casualty damage shall involve the Building generally and shall be so extensive that Landlord decides not to repair or rebuild the Building, or if available insurance proceeds for the Building are insufficient to repair or rebuild the damage, or if any mortgagee shall not permit the application of adequate insurance proceeds for repair or restoration, or if the casualty to the Building shall not be of a type insured against under standard fire policies with extended type coverage, this Lease shall, at the option of Landlord, exercisable by written notice to Tenant given within ninety (90) days after Landlord is notified of the extent of the casualty and the amount of insurance proceeds available for restoration, be terminated as of a date specified in such notice (which shall not be more than sixty (60) days thereafter) and the Minimum Rent and Additional Rent (taking into account any abatement as aforesaid) shall be adjusted proportionately as of the date of the termination and Tenant shall thereupon promptly vacate the Premises. Furthermore, if the damage to the Premises by fire or other casualty not caused by the gross negligence or willful misconduct of Tenant renders more than fifty percent (50%) of the Premises untenantable and the completion of the repairs to the Premises which Landlord is required to perform hereunder will require a period of in excess of two hundred forty (240) days following the commencement of construction (as reasonably estimated by Landlord or its experts, of which Tenant shall receive notice within ninety (90) days after Landlord is notified of the extent of the casualty and the amount of insurance proceeds available for restoration) or said casualty occurs in the last 12 months of the Term and renders a material portion of the Premises untenantable, then either Landlord or Tenant may terminate this Lease by written notice given to Landlord within thirty (30) days after Landlord's notice to Tenant thereof (such termination to occur as of a date specified in such notice which shall not be more than sixty
(60) days thereafter), and Minimum Rent and Additional Rent (taking into account any abatement as aforesaid) shall be adjusted proportionately from the date of the termination.

13.6 Promptly following the occurrence of any casualty damage to the Premises, and within five (5) days following Landlord's written request, Tenant shall tender to Landlord true, correct and complete copies of all policies of casualty and liability insurance which Tenant is obligated to maintain under the terms of this Lease. In connection with Landlord's removal of debris from the Premises, Landlord shall be entitled to coordinate with Tenant's casualty insurer to obtain coverage for such removal to the extent the debris constitutes improvements or personal property which are required to be insured by Tenant under this Lease, but such coordination shall not be deemed or construed to excuse Tenant from its obligation to reimburse Landlord for debris removal pursuant to Section 13.2 above.

13.7 Tenant agrees that Landlord's obligation to restore, and the rental abatement provided in this Article, shall be Tenant's sole recourse against Landlord in the event of casualty damage to the Premises, and Tenant waives any other rights Tenant may have under any applicable law to terminate this Lease or seek damages against Landlord by reason of casualty damage to the Premises or the Building. This Article represents the entire agreement between the parties respecting casualty damage to the Premises or the Building.

14. Release and Indemnity.

14.1 Release. Tenant agrees that Landlord, Manager and their respective agents, employees, officers, directors, shareholders and partners shall not be liable to Tenant and Tenant hereby releases said parties from any liability, for any personal injury, loss of income or damage to or loss of persons or property, or loss of use of any property, in or about the Premises or Property from any cause whatsoever unless such damage, loss or injury results from the negligence of Landlord, its officers, employees or agents. Landlord, Manager and their respective agents, employees, officers, directors and partners shall not be liable to Tenant for any such damage or loss, whether or not such damage or loss so results from such negligence, to the extent Tenant is compensated therefor by Tenant's insurance. The release contained in this
Section 14.1 shall apply, by way of example and not limitation, to damage, loss or injury resulting directly or indirectly from any existing or future condition, matter or thing in the Premises, the Building or any part thereof, or from equipment or appurtenances becoming out of repair, or from accident, or from the flooding of basements or other subsurface areas or from refrigerators, sprinkling devices, air-conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage, loss or injury results from the act or omission of other tenants or occupants in the Building or any other persons, and whether such damage be caused by or result from any thing or circumstance, whether of a like or wholly different nature.

14.2 Indemnity. Subject to the release contained in Section 15.10 below, Tenant shall defend, indemnify, save and hold harmless ("Indemnify") Landlord, Manager and their respective agents, employees, officers, directors, shareholders, and partners from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys' fees, court costs, administrative costs, and costs of appeals which may be imposed upon or incurred by or asserted by reason of any of the following which shall occur during the Term of this Lease, or during any period of time prior to the Lease Commencement Date when Tenant may have been given access to or possession of all or any portion of the Premises: (1) any work or act done in, on or about the Premises or the Building or any part thereof at the direction of or caused by Tenant, its agents, contractors, subcontractors, servants, employees, licensees or invitees; (2) any negligence or other wrongful act or omission on the part of Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees; (3) any accident, injury or damage to any persons or property occurring in, on or about the Premises or any part thereof, unless caused by the negligence of Landlord, its employees or agents; and (4) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with. The obligation of Tenant to Indemnify contained in this Section 14.2 shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant, its agents or contractors under workers' or workman's compensation acts, disability benefit acts or other employee benefits acts, or under any other insurance coverage Tenant may obtain.

15. Insurance.

15.1 Insurance Coverage. Tenant, at its expense, shall maintain during the Term comprehensive general liability insurance, and property damage insurance under policies issued by insurers of recognized responsibility having a combined single limit for any one (1) occurrence of not less than Three Million Dollars ($3,000,000.00) for personal injury, bodily injury, death, disease and damage or injury to or destruction of property (including the loss of use thereof) occurring upon, in, or about the Premises and for: products liability; liability relating to the sale or distribution of food and/or alcoholic beverages in the Premises; punitive damages awarded by virtue of the conduct of the Tenant (to the full extent insurable and reasonably available); and contractual liability assumed under this Lease. Tenant shall also maintain such other insurance in form and amount as Landlord may reasonably require.

15.2 Improvements Coverage. Tenant agrees to carry all risk property insurance on a repair and replacement basis and in form and amount satisfactory to Landlord on all improvements to the Premises made at Tenant's expense, including improvements then under construction (including without limitation Builder's Risk coverage during construction of any such alterations). Tenant also agrees to carry such all risk insurance in form and amount satisfactory to Landlord on Tenant's fixtures, furnishings, wall coverings, carpeting, drapes, equipment and all other items of personal property of Tenant located on or within the Premises, except those items installed as part of the Tenant Work. Tenant agrees that both Landlord and Landlord's secured lenders shall be named as additional insured under all such policies.

15.3 Worker's Compensation and Employer's Liability Insurance. Tenant shall carry worker's compensation insurance containing statutory limits covering Tenant's employees and business operations in the Premises, as well as employer's liability insurance providing coverage of not less than one million dollars ($1,000,000). Tenant shall submit to Landlord evidence of such coverage satisfactory to Landlord.

15.4 [Intentionally omitted.]

15.5 Form of Insurance. All insurance policies obtained by Tenant pursuant to this Section 15 shall be issued by companies with a rating of not less than "A" and of not less than "Class XIII" in financial size as rated in the most current available "Best's" Insurance Reports and which are qualified to do business in the State of Pennsylvania. Such policies (exclusive of the worker's compensation policy) shall name Landlord, Manager and such other parties as Landlord shall specify as additional insured and shall further specify (a) that Landlord shall receive thirty (30) days prior written notice of any proposed cancellation, or non-renewal of any such policy, and (b) that the insurer shall reasonably endeavor to give Landlord thirty (30) days prior written notice of any material change in any such policy. Originals, certified policy copies or certificates, as Landlord shall elect, of all policies of insurance obtained by Tenant shall be provided to Landlord.

15.6 Insurance Violations. Tenant will not do, fail to do, suffer to be done, or keep or suffer to be kept anything in, upon or about the Premises which will violate the provisions of Landlord's policies insuring against loss or damage by fire or other hazards (including, but not limited to, public liability) or which would adversely affect Landlord's fire or liability insurance premium rating or which would increase premiums being paid by Landlord for any such coverage, or which would prevent Landlord from procuring such policies from companies acceptable to Landlord. If anything is done, omitted to be done or suffered to be done by Tenant, or kept or suffered to be kept in, upon or about the Premises which shall, by itself or in combination with other circumstances existing at the Property, cause the premium rate of fire or other insurance on the Premises or other property in the Building, with companies acceptable to Landlord, to be increased beyond the established rate fixed by the appropriate underwriters from time to time applicable to the Premises for use for the purpose permitted under this Lease, Tenant shall pay the amount of such increase. Tenant's payment of the amount of such increase shall not preclude or limit Landlord's ability to exercise its remedies under this Lease for a violation of Tenant's obligations set forth in the first sentence of this Section 15.6.

15.7 "Claims Made" Policies. Tenant shall not obtain any insurance through policies written on a "claims made" basis without Landlord's prior express written consent, which consent may be conditioned upon any requirements which Landlord may impose. In all events, should Landlord consent to such a policy, then the policy shall satisfy all of the following requirements: (1) the policy retroactive date shall coincide with or precede the Tenant's occupancy or use of any portion of the Property; and (2) the Tenant shall maintain such policy for at least three (3) years following the termination or expiration of the Lease (whichever is later); and (3) if such insurance is terminated for any reason, Tenant shall purchase an extended reporting provision of at least three (3) years duration to report claims arising from the Lease or Tenant's occupancy; and (4) the policy shall allow for the report of circumstances or incidents which might give rise to future claims.

15.8 Flammable Material. No flammable or combustible material shall be kept by Tenant in or upon the Premises and no explosive material, high pressure steam generating equipment or similarly hazardous material or equipment shall be kept at the Premises.

15.9 Landlord Purchase. At Landlord's option, Landlord may elect to obtain for itself any or all of the forms of insurance required to be obtained by Tenant pursuant to this Section if Tenant fails to procure same. In the event Landlord shall so elect, Tenant shall reimburse Landlord upon demand for the cost of all insurance so obtained by Landlord.

15.10 Waiver of Subrogation. Landlord and Tenant hereby release each other from any and all liability or responsibility to each other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property covered by any fire and extended coverage insurance then in force, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Landlord and Tenant shall each cause their respective insurers to include such a provision in their respective policies. During any period while the foregoing waivers of right of recovery are in effect, the party hereto as to whom such waivers are in effect shall look solely to the proceeds of such policies to compensate itself for any loss occasioned by fire or other casualty which the party suffering such loss is required to insure against pursuant to the terms of this Lease.

15.11 Landlord's Insurance. During the Term, Landlord covenants and agrees to maintain in effect the following types of insurance, all of which shall be in amounts which are commercially reasonable in light of the types and amounts of insurance customarily maintained at any given time by the owners of comparable office buildings in center city Philadelphia: (a) Commercial general liability insurance relating to the Building and the common areas thereof having a combined single limit of at least $3,000,000.00; (b) all risk fire and extended coverage insurance in an amount equal to the full replacement value of the Building (exclusive of foundations, footings and site improvements); (c) boiler and machinery insurance coverage (if necessary); and (d) such insurance as Landlord's mortgagee(s) may from time to time require.

16. Eminent Domain.

16.1 Total or Partial Taking. In the event of exercise of the power of eminent domain whereby: (1) such portion of the Property is taken that access to the Premises is permanently impaired thereby and reasonable alternate access is not provided by Landlord within a time period which is reasonable under the circumstances; or (2) all or substantially all of the Premises or the Property is taken; or (3) less than substantially all of the Property is taken but Landlord, acting in good faith, determines that it is economically unfeasible to continue to operate the uncondemned portion of the Building as a first-class office building; or (4) less than substantially all of the Premises is taken, but Tenant, acting in good faith, determines that because of such taking it is economically unfeasible to continue to conduct its business in the uncondemned portion of the Premises, then in the case of (1) or (2), either party, and in the case of (3), Landlord, and in the case of (4), Tenant, shall have the right to terminate this Lease as of the date when possession of that part which was taken is required to be delivered or surrendered to the condemning authority; and in such case all Minimum Rent and other charges shall be adjusted to the date of termination. A "taking" as such term, is used in this Section 16 shall include a transfer of title or of any interest in the Property by deed or other instrument in settlement of or in lieu of transfer by operation of law incident to condemnation proceedings.

16.2 Temporary Taking. Notwithstanding anything hereinabove provided, in the event of a taking of only the right to or for possession of the Premises for a fixed period of time or for the duration of an emergency or other temporary condition, then this Lease shall continue in full force and effect without any abatement of Minimum Rent or Additional Rent, but the amounts payable by the condemnor with respect to any period of time prior to the expiration or sooner termination of this Lease shall be paid by the condemnor to Landlord and the condemnor shall be considered a subtenant of Tenant. If the amounts payable hereunder by the condemnor are paid in monthly installments, Landlord shall apply the amount of such installments, or as much thereof as may be necessary for the purpose, toward the amount of Minimum Rent and/or Additional Rent due from Tenant for the period, and Tenant shall pay to Landlord any deficiency between the monthly amount thus paid by the condemnor and the amount due from Tenant. The above notwithstanding, if any such temporary taking shall continue for a period in excess of 180 days, Tenant shall have the right to terminate this Lease upon 10 days written notice to Landlord.

16.3 Tenant's Waiver. Regardless of whether this Lease shall terminate, Tenant shall have no right to participate or share in any condemnation claim, damage award or settlement in lieu thereof with respect to any taking of any nature; provided, however, that Tenant shall not be precluded from independently, in an action separate from any which Landlord may bring, claiming or receiving payment for Tenant's relocation and moving expenses as may be permitted under applicable law, so long as the amount of same does not reduce the award which Landlord is entitled to receive.

17. Default and Remedies.

17.1 Defaults. The occurrence of any one or more of the following shall constitute an "Event of Default" under this Lease:

17.1.1 Tenant does not pay in full when due any installment of Rent or any other charge or payment whether or not herein included as Rent, and such failure to pay is not cured within three (3) business days following Tenant's receipt of notice from Landlord thereof; provided, however, that Landlord shall only be obligated to give Tenant notice of failure to pay Rent two (2) times during any period of twelve (12) consecutive calendar months. Thereafter, for the duration of such twelve (12) calendar month period, Tenant shall be in default immediately upon Tenant's failure to pay in full, when due, any installment or payment of Rent, without benefit of such notice and grace period.

17.1.2 Tenant violates or fails to perform or otherwise breaks any covenant, agreement or condition contained in this Lease, other than those specifically addressed elsewhere in this Section 17.1, or any other obligation of Tenant to Landlord, and such violation or failure continues uncured for thirty (30) days after receipt of notice thereof from Landlord, provided that if such violation or failure is not susceptible of being cured or corrected within the aforesaid thirty (30) day period, then if Tenant shall have commenced such cure within the aforesaid thirty (30) day period and diligently and continuously prosecutes same to completion, Tenant shall have such additional time (not to exceed sixty (60) days in the aggregate) as Tenant may reasonably require to complete such cure, unless Landlord reasonably determines that such additional time would materially jeopardize the Premises, the Property or any tenants of the Building, in which event Landlord may require Tenant to complete such cure within the aforesaid thirty (30) day period.

17.1.3 Tenant does not maintain in full force and effect throughout the Term all insurance which Tenant is required to maintain under Section 15 of this Lease, in the form required under said Section 15.

17.1.4 Tenant does not occupy the Premises within thirty (30) days after the Lease Commencement Date.

17.1.5 Tenant removes or attempts to remove Tenant's property from the Premises other than in the ordinary course of business or upon termination of this Lease, without having first paid to Landlord in full all Rent and any other charges that may have become due; provided however, that so long as Tenant is current in its obligations to pay Rent and other charges that may be due, such removal or attempt to remove shall not constitute an Event of Default.

17.1.6 Tenant fails to deliver a requested estoppel statement within the time period required pursuant to Section 26 below, and such failure is not cured within three (3) calendar days following receipt of written notice thereof from Landlord.

17.1.7 Tenant makes an assignment of its rights under this Lease or enters into any sublease (or purports to do so) in violation of the terms of Section 12, above.

17.1.8 Tenant or any guarantor of Tenant hereunder becomes the subject of commencement of an involuntary case under the federal bankruptcy law as now or hereafter constituted, or there is filed a petition against Tenant or any guarantor of Tenant hereunder seeking reorganization, arrangement, adjustment or composition of or in respect of Tenant or any guarantor of Tenant hereunder under the federal bankruptcy law as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or seeking the appointment of a receiver, liquidator or assignee, custodian, trustee, sequestrator (or similar official) of Tenant or any guarantor of Tenant hereunder or any substantial part of the property of either Tenant or any guarantor of Tenant hereunder, or seeking the winding-up or liquidation of its affairs and such involuntary case or petition is not stayed or dismissed within sixty (60) days after the filing thereof, or if Tenant or any guarantor of Tenant hereunder commences a voluntary case or institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, under the federal bankruptcy laws as now or hereafter constituted, or any other applicable federal or state bankruptcy, reorganization or insolvency or other similar law, or consents to the appointment of or taking possession by a receiver or liquidator or assignee, trustee, custodian, sequestrator (or other similar official) of Tenant or any guarantor of Tenant hereunder or of any substantial part of its property, or makes any assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or fails to generally pay its debts as they become due, or if Tenant or any guarantor of Tenant hereunder takes any action in contemplation of any of the foregoing.

17.1.9 Any material misrepresentation by Tenant in this Lease, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any guarantor in connection with negotiating or entering this Lease or in connection with any sublease, assignment or Pledge under
Section 12.

17.1.10 Cancellation of any guaranty of this Lease by a guarantor.

17.1.11 Failure by Tenant to cure within any applicable times permitted thereunder any default under any other lease of space at the Building or at any other buildings owned or managed by Landlord or its affiliates, now or hereafter entered by Tenant (and any Event of Default hereunder not cured within the times permitted for cure herein shall, at Landlord's election, constitute a default under any such other lease or leases).

17.1.12 Failure by Tenant to comply with the same term or condition of this Lease on three occasions during any twelve month period shall cause any failure to comply with such term or condition during the succeeding twelve month period, at Landlord's option, to constitute an incurable Event of Default, if Landlord has given Tenant notice of each such prior failure within thirty (30) days after each such failure occurred. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by law.

17.2 Landlord's Remedies. Upon the occurrence of an Event of Default, and at the sole option of Landlord, in addition to all remedies Landlord may have at law or in equity,

17.2.1 Tenant shall be and remain liable to Landlord for damages computed in accordance with Section 17.3, below, and/or

17.2.2 the term of this Lease shall terminate and become absolutely void, without notice and without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term, agreement or covenant broken, and/or

17.2.3 upon the occurrence of any Event of Default, and also when the Term hereby created shall have expired, upon at least ten (10) days prior written notice to Tenant accompanied by a copy of the pleadings intended to be filed, any prothonotary or any attorney of any court of record is hereby irrevocably authorized and empowered to appear for Tenant, without liability to Tenant, in any action to confess judgment in ejectment in any competent court against Tenant and all persons claiming by, through or under Tenant for the recovery by Landlord of possession of the Premises, for which this Lease shall be his sufficient warrant; whereupon, if Landlord so desires, a writ of possession with clauses for costs may issue forthwith with or without any prior writ or proceeding whatsoever. Such authority shall not be exhausted by any one or more exercises thereof, but judgment may be confessed from time to time as often as any Event of Default shall have occurred or be continuing. Such powers may be exercised during as well as after the expiration or termination of the Term, and/or

17.2.4 [Intentionally omitted.]

17.2.5 in any confession of judgment against Tenant hereunder, Landlord shall cause to be filed in such action an affidavit setting forth the facts necessary to authorize the entry of judgment and if a true copy of this Lease (and of the truth of the copy, such affidavit shall be sufficient proof) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, notwithstanding any law, rule of court, custom or practice to the contrary. Tenant releases to Landlord, and to any and all attorneys who may appear for Tenant, all procedural errors in any proceedings taken by Landlord, whether by virtue of the powers of attorney contained in this Lease or not, and all liability therefor. Tenant expressly waives the benefits of all laws, now or hereafter in force, exempting any property within the Premises or elsewhere from distraint, levy or sale. Tenant further waives the right to any notice to remove as may be specified in the Pennsylvania Landlord and Tenant Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that five (5) days notice shall be sufficient in any case where a longer period may be statutorily specified, and/or

17.2.6 after re-entry or retaking or recovering of the Premises, whether by way of termination of this Lease or not, Landlord may, in Landlord's sole discretion, lease the Premises or any part or parts thereof to such person or persons and upon such terms as may in Landlord's discretion seem best for a term within or beyond the term of this Lease, and Tenant shall be liable for any loss of Rent for the balance of the term and any renewal or extension for which Tenant has become bound plus the costs and expenses of reletting and of making repairs and alterations to the Premises. Further, Tenant, for itself and its successors and assigns, hereby irrevocably constitutes and appoints Landlord as Tenant's agent to collect the rents due and to become due from all subleases and apply the same to the Rent due hereunder without in any way affecting Tenant's obligation to pay any unpaid balance of Rent due or to become due hereunder, and/or

17.2.7 Landlord may (but shall not be obligated to do so), in addition to any other rights it may have in law or equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord in curing such default, including, without limitation, reasonable attorneys' fees and other legal expenses, together with interest thereon at the Lease Interest Rate, which costs and interest thereon shall be deemed Additional Rent hereunder.

17.3 Damages.

17.3.1 Without Termination. If Landlord shall not elect to terminate this Lease pursuant to Section 17.2.2 above, notwithstanding reentry upon the Premises by Landlord and in addition to and without limiting Landlord's right to other damages, upon the occurrence of an Event of Default Tenant shall be and remain liable to Landlord in an amount computed as follows: (a) an amount equal to the sum of all Rent then in arrears plus the aggregate of all Rent which is payable under this Lease for the balance of the Term, computed as if no Event of Default had occurred and any reentry had not been made (including, without limitation, Tenant's Tax Share of Real Estate Taxes and Tenant's Expense Share of Operating Expenses which would be owing for the remainder of the Term, as reasonably estimated by Landlord); plus (b) all costs and expenses incurred by Landlord in connection with the Event of Default and any reletting of the Premises, including, without limitation, (i) costs of reentry, repair and renovation, (ii) the value of all inducements granted or paid to new tenants of the Premises in connection with reletting including, without limitation, construction allowances and the value of rent-free periods, (iii) brokers' commissions and advertising expenses, (iv) watchman's wages and any sheriff's, marshall's, constable's or other officials' commissions, whether chargeable to Landlord or Tenant, and (v) attorneys' fees, costs and expenses; plus (c) interest accrued on the aggregate of the aforesaid sums from the date each was payable (or, with respect to sums owing under clause (b) from the date each was incurred by Landlord) until paid by Tenant (whether before or after judgment) at the Lease Interest Rate; which sum shall be credited with (d) all rentals actually received by Landlord during the remainder of the Term from any replacement Tenant to which the Premises are relet.

17.3.2 Liquidated Damages Upon Termination. In the event Landlord elects to terminate this Lease pursuant to Section 17.2.2 above, Tenant shall pay to Landlord all Rent accrued and in arrears through the date of termination, plus liquidated damages equal to the aggregate of (a) the unamortized portion of any Construction Allowance paid by Landlord under Section 7, above, as of the date of termination, assuming that the Construction Allowance were amortized on a straight line basis over the entire Term at a fixed interest rate of twelve percent (12%) per annum, and (b) twenty-five percent (25%) of the balance of the Minimum Rent and monthly payments owing with respect to Tenant's Tax Share of Real Estate Taxes and Tenant's Expense Share of Operating Expenses from the date of said termination to the end of the Term of this Lease (if the same had not been terminated), to be computed as follows: (i) Minimum Rent for the remainder of the Term shall be based on the rate or rates of Minimum Rent set forth in this Lease for the remainder of the Term at the time of said termination; and
(ii) Tenant's Tax Share of Real Estate Taxes and Tenant's Operating Share of Operating Expenses for the unexpired portion of the Term shall be computed as equal to the Tenant's Tax Share of Real Estate Taxes and Tenant's Expense Share of Operating Expenses charged to Tenant for the last full calendar year immediately preceding the Event of Default. In the event any judgment has been entered against Tenant for any amount in excess of the total amount required to be paid by Tenant to Landlord hereunder, then the damages assessed under said judgment shall be reassessed and a credit granted to the extent of such excess. Landlord and Tenant have agreed to the liquidated damages herein set forth in order to avoid extended litigation following an Event of Default by Tenant and termination of this Lease, recognizing that Landlord's actual damages in such event are not susceptible of precise calculation and acknowledging that the liquidated damages herein set forth constitute fair and equitable compensation to Landlord in such event.

17.4 Remedies Cumulative. All remedies available to Landlord hereunder and at law and in equity shall be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Premises shall deprive Landlord of any remedies or actions against Tenant for Rent, for charges or for damages for the breach of any covenant, agreement or condition herein contained, nor shall the bringing of any such action for Rent, charges or breach of covenant, agreement or condition, nor the resort to any other remedy or right for the recovery of Rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No re-entering or taking possession of the Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such election be given by Landlord to Tenant. The failure of Landlord to insist upon strict and/or prompt performance of the terms, agreements, covenants and conditions of this Lease or any of them, and/or the acceptance of such performance thereafter shall not constitute or be construed as a waiver of Landlord's right to thereafter enforce the same strictly according to the terms thereof in the event of a continuing or subsequent default.

17.5 Expenses of Enforcement. In the event of any litigation between Landlord and Tenant, the prevailing party shall be entitled to receive from the other the amount of its reasonable out-of-pocket legal fees and out-of-pocket expenses of counsel incurred in connection therewith.

17.6 Nonwaiver. Any failure of Landlord to enforce any remedy allowed for the violation of any provision of this Lease shall not imply the waiver of any such provision, even if such violation is continued or repeated, and no express waiver shall affect any provision other than the one(s) specified in such waiver and only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way (i) alter the length of the Term or of Tenant's right of possession hereunder, or (ii) after the giving of any notice, reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

18. Subordination.

18.1 Generally. This Lease is and shall be subject and subordinate to all ground or underlying leases of the Property and to all mortgages which may now or hereafter be secured upon such leases or the Property and to any and all renewals, modifications, consolidations, replacements and extensions thereof. This Section shall be self-operative and no further instrument of subordination shall be required by any lessor or mortgagee, but in confirmation of such subordination, Tenant shall execute, within fifteen (15) days after being so requested, any certificate that Landlord may reasonably require acknowledging such subordination. Notwithstanding the foregoing, a party holding a lien, right or estate to which this Lease is subordinate shall have the right to recognize and preserve this Lease in the event of any foreclosure sale or possessory action and in such case this Lease shall continue in full force and effect and Tenant shall attorn to such party and shall execute, acknowledge and deliver any instrument that has for its purpose and effect the confirmation of such attornment. If Landlord shall so request, Tenant shall send to any mortgagee or ground lessor of the Property designated by Landlord, a copy of any notice thereafter given by Tenant to Landlord alleging a material breach by Landlord of its obligations under this Lease.

18.2 Rights of Mortgagee. In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right: (1) until it has given written notice of such act or omission to the holder of each such mortgage or ground lease whose name and address shall previously have been furnished to Tenant in writing; and (2) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy).

19. Holding Over.

Should Tenant continue to occupy the Premises after expiration of the term of this Lease or any renewal or renewals thereof, or after a forfeiture incurred, such tenancy shall (without limiting any of Landlord's rights or remedies concerning an Event of Default) be one at sufferance from month to month at a minimum monthly rent equal to 150% the total of the Rent payable for the last month of the term of this Lease prior to the holdover and, in addition thereto, Tenant shall pay to Landlord an amount equal to all damages, consequential as well as direct, sustained by reason of Tenant's retention of possession. Neither Landlord's demand nor Landlord's receipt of the aforesaid compensation for use and occupancy shall be deemed to provide Tenant with any right to any use, occupancy, or possession of the Premises either for the period for which such compensation has been demanded or paid, or for any time before or after such period. The provisions of this Section 19 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law or in equity.

20. Notices.

All bills, statements, notices or other communications given hereunder shall be deemed sufficiently given or rendered only if in writing and sent to Tenant or Landlord by certified or registered mail, return receipt requested, postage prepaid, as follows:

If to Tenant:

QUALITY SYSTEMS, INC.
18191 Von Karman Ave., #450
Irvine, CA 92612
Attention: Chief Financial Office

If to Landlord:

HUB PROPERTIES LLC
c/o REIT Management & Research LLC
400 Centre Street
Newton, Massachusetts 02458
Attention: Property Management

With a copy to:

REIT Management & Research LLC
Management Office
1600 Market Street
Philadelphia, PA 19103
Attention: Regional Manager

or such other person or place as either party hereto may designate by notice given as aforesaid. Notice shall be deemed received as of the date set forth on the return receipt.

21. Certain Rights Reserved to the Landlord.

Landlord waives no rights except those that may be specifically waived in this Lease, and explicitly retains all other rights including, without limitation, the following rights, the exercise of which shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim:

21.1 Building Name. To change the name of the Building, and to change the street address of the Building.

21.2 Exterior Signs. To install and maintain a sign or signs on the exterior of the Building.

21.3 Decoration. To decorate or to make repairs, alterations, additions or improvements, whether structural or otherwise, in or about the Property, or any part thereof, and for such purposes to temporarily close doors, entry ways, public space and corridors in and about the Property and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant's obligations hereunder, so long as the Premises are reasonably accessible and usable.

21.4 Keys. To furnish door keys, pass cards and the like for the entry door(s) in the Premises at the commencement of the Lease and to retain at all times, and to use in appropriate instances, keys and pass cards to all doors within and into the Premises. Tenant agrees to (i) purchase, only from Landlord, additional duplicate keys or pass cards as required, (ii) change no locks or other security devices and (iii) not to affix locks on doors without the prior written consent of the Landlord. Upon the expiration of the Term or Tenant's right to possession, Tenant shall return all keys and pass cards to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

21.5 Window Coverings. To designate and approve all window coverings used on the Property or any part thereof.

21.6 Placement of Loads. To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Property so as not to exceed the legal load per square foot designated by the structural engineers for the Property, and to require all such items and furniture and similar items to be moved into or out of the Property and Premises only at such times and in such manner as Landlord shall direct in writing. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use, as limited by the Permitted Use, of the Premises without the prior written consent of Landlord. Movements of Tenant's property into or out of the Property or Premises are entirely at the risk and responsibility of Tenant.

21.7 Deliveries. To regulate delivery of supplies and the usage of the loading docks, receiving areas and freight elevators.

21.8 Entry to Premises. To enter the Premises in accordance with Section 17, and in the last year of the Term of this Lease, to show the Premises to prospective tenants at reasonable times and, if vacated or abandoned, to view the Premises at any time and to prepare the Premises for re-occupancy.

21.9 Pipes, Conduits, and Wiring. To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations.

21.10 Inspection and Repair. To enter the Premises at any reasonable time to inspect the Premises and to make repairs or alterations as Landlord deems necessary, with due diligence and minimum disturbance.

21.11 Conduct of Other Business on the Property. To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in or on the Property.

21.12 Alterations to Property. To alter the layout, design and/or use of the Property in such manner as Landlord, in its sole discretion, deems appropriate, so long as the character of the Property as a first-class office property is maintained. While it is presently intended that the Property shall include the development of a retail shopping arcade, Tenant acknowledges that Landlord has made no promise, agreement, warranty or representation that any such development will be undertaken or effected or as to any particular of such development as shall be undertaken or effected, nor is such development (or any particular thereof) in any way a condition of this Lease.

21.13 Redecoration of Premises. During the last six (6) months of the term of this Lease, if during or prior to that time Tenant has vacated the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy, without affecting Tenant's obligation to pay Rent for the Premises.

21.14 Adjoining Areas. The use of and reasonable access thereto through the Premises, for the purposes of operation, maintenance, decoration and repair, of
(a) all walls, windows and doors bounding the Premises (including exterior walls of the Building, core corridor walls and doors and any core corridor entrance) except the surfaces thereof within the Premises , (b) any terraces or roofs adjacent to the Premises and (c) any space in or adjacent to the Premises used for shafts, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other facilities.

22. Landlord's Security Interest.

As additional security for the faithful performance and observance by Tenant of all of the terms, provisions and conditions of this Lease, Tenant hereby grants to and creates on behalf of Landlord a security interest in all of Tenant's equipment, fixtures, decorations, alterations, furniture, machinery, installations, additions, and improvements in the Premises. The security interest herein granted and any security interest of Landlord granted by statute shall be subordinate, solely as to furniture, trade fixtures and other personalty, to any purchase money security interest given by Tenant in connection with the financing of the purchase of the item of personalty in question. This Lease constitutes a security agreement under the Pennsylvania Uniform Commercial Code. Tenant agrees from time to time to execute and deliver such security agreements and financing statements as Landlord shall reasonably require to evidence and/or perfect the lien of the security interest granted herein, within five (5) days of Landlord's request therefor. Upon the occurrence of any of the events enumerated in Section 17.1, above, Landlord may, at its option, foreclose on said security and apply the proceeds of the sale of the property covered thereby for the payment of all rent owing under this Lease or any other sum owing by Tenant under the terms of Section 17, above, including but not limited to any damages or deficiencies resulting from any reletting of the Premises, whether said damage or deficiency accrued before or after summary proceedings or other reentry by Landlord. Tenant covenants that it shall keep and maintain all fixtures, machinery, equipment, furnishings and other personalty at the Premises, whether or not the property of Tenant, in good, substantial and efficient operating condition (including replacement of same when necessary) at Tenant's sole cost and expense, at all times during the term of this Lease.

23. Use and Occupancy Tax and Miscellaneous Taxes.

Tenant shall pay prior to delinquency all taxes assessed against or levied upon its occupancy of the Premises or upon the fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord. In the event any or all of Tenant's fixtures, furnishings, equipment or other personal property or its occupancy of the Premises shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within twenty (20) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's fixtures, furnishings, equipment, personal property or occupancy. If, during the Term of this Lease or any renewal or extension thereof, any tax is imposed upon the privilege of renting or occupying the Premises or upon the amount of rentals collected therefor, Tenant will pay each month, as Additional Rent, a sum equal to such tax or charge that is imposed for such month, but nothing herein shall be taken to require Tenant to pay any income, estate, inheritance or franchise tax imposed upon Landlord except to the extent required by Section 5.1.1.1 hereof.

24. Excepted from Premises.

Any hallways, passageways, stairways, elevators, or other means of access to and from the Premises or the upper or lower portions of the Property, or the space occupied by the said hallways, passageways, stairways, elevators and other means of access, although such may be within the Premises as described hereinabove, shall be taken to be excepted therefrom, without being deemed to reduce the Rentable Area thereof, and reserved to Landlord or to the tenants of the Property in common and the same shall not be considered an exclusive portion of the Premises. All ducts, pipes, wires or other equipment used in the operation of the Property, or any part thereof, and any space occupied thereby, whether or not within the Premises description, shall also be excepted and reserved from the Premises, without being deemed to reduce the Rentable Area thereof, and Tenant shall not remove or tamper with or use the same and will permit Landlord to enter the Premises to service, replace, remove or repair the same.

25. Mechanics' and Other Liens.

25.1 Tenant covenants that it shall not (and has no authority to) create or allow any encumbrance against the Premises, the Property, or any part of any thereof or of Landlord's interest therein. Tenant covenants that it shall not suffer or permit to be created, or to remain, any lien or claim thereof (arising out of any work done or services, material, equipment or supplies furnished for or at the request of Tenant or by or for any contractor or subcontractor of Tenant, other than such furnished by Landlord) which is or may become a lien upon the Premises, the Property, or any part of any thereof or the income therefrom or any fixture, equipment or similar property therein.

25.2 If any lien or claim shall be filed, Tenant shall within ten (10) days after the filing thereof, cause the same to be discharged of record by payment, deposit, bond or otherwise. If Tenant shall fail to cause such lien or claim to be discharged and removed from record within that period, then, without obligation to investigate the validity thereof and in addition to any other right or remedy Landlord may have, Landlord may, but shall not be obligated to, contest the lien or claim or discharge it by payment, deposit, bond or otherwise; and Landlord shall be entitled, if Landlord so decides, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest and costs. Any amounts so paid by Landlord and all costs and expenses, including attorneys' fees, incurred by Landlord in connection therewith, together with interest at the Lease Interest Rate from the respective dates of Landlord's making of the payment or incurring of the cost or expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord promptly on demand.

26. Estoppel Statement.

26.1 Tenant from time to time, within ten (10) days after request by Landlord, shall execute, acknowledge and deliver to Landlord a statement, which may be relied upon by Landlord or any proposed assignee of Landlord's interest in this Lease or any existing or proposed mortgagee or ground lessor or purchaser of the Property or any interest therein, certifying (i) that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified and listing the instruments of modification); (ii) the dates to which Minimum Rent and all other charges have been paid; (iii) whether or not Landlord is in default hereunder or whether Tenant has any claims or demands against Landlord (and, if so, the default, claim and/or demand shall be specified); (iv) if applicable, that Tenant has accepted possession and has entered into occupancy of the Premises; (v) the Lease Commencement Date and the Termination Date, and certifying as to such other matters as Landlord may reasonably request. Tenant acknowledges that any such statements so delivered by Tenant may be relied upon by Landlord, any landlord under any ground or underlying lease, or by any prospective partner, purchaser, mortgagee, lender, or any assignee of any mortgage.

26.2 The failure of Tenant to execute, acknowledge and deliver to Landlord a written instrument in accordance with the provisions of this Section 26 within the ten (10) day period above provided shall constitute an acknowledgment by Tenant, which may be relied upon by Landlord, any landlord under any ground or underlying lease, or by any prospective purchaser, mortgagee, lender, or any assignee or any mortgage that this Lease has not been modified, supplemented or amended except as set forth in Landlord's request, and is in full force and effect (or in full force and effect as so modified, supplemented or amended), that the Minimum Rent, Additional Rent and any other charges arising hereunder have not been paid beyond the respective due dates immediately preceding the date of such request, that Tenant has no right of set-off or other defense to this Lease and of the truth of such other facts and conditions as shall have been requested to be certified, and shall constitute, as to any person entitled to rely as aforesaid, a waiver of any defaults which may exist prior to the date of such request.

27. Covenant of Quiet Enjoyment.

Landlord covenants that Tenant, on paying the Rent and all other charges or payments herein reserved or payable and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

28. Brokers.

Tenant represents and warrants to Landlord that it has not dealt with any broker, agent, finder or other person in the negotiation for or the obtaining of this Lease other than Smith Mack & Company, The Flynn Company, and Kern Olsen Real Estate Servi ces (collectively, the "Brokers"), and agrees to indemnify and hold Landlord harmless from any and all costs (including attorney's fees) and liability for commissions or other compensation claimed by any such broker, agent, finder or other person other than Brokers, employed by it or claiming to have been engaged by it in connection with this Lease. Landlord shall pay certain fees or commissions to Brokers (or some of them) on account of this Lease pursuant to separate written agreements between Landlord and Brokers.

29. Limitations on Liability.

29.1 The liabilities of the parties described below shall be qualified in accordance with this Section 29.

29.2 Tenant Liability. The word "Tenant" as used in this Lease shall be construed in the plural in all cases where there is more than one tenant (and in such cases the liability of such tenants shall be joint and several) and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships, or individuals, men or women, shall in all cases be assumed to have been made. Each provision hereof shall extend to and as the case may require, shall bind and inure to the benefit of Tenant and its successors and assigns, provided that this Lease shall not inure to the benefit of any assignee or successor of Tenant except upon the express written consent of Landlord pursuant to Section 12 hereof (unless not required pursuant to Subsection 12.1 above).

29.3 Landlord Liability.

29.3.1 It is expressly understood and agreed by Tenant that none of Landlord's covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord or its partners, and any liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord's interest in the Property and no personal liability is assumed by, nor at any time may be asserted against, Landlord or its partners or any of its or their officers, agents, employees, legal representatives, successors or assigns, if any, all such liability, if any, being expressly waived and released by Tenant, and in any proceeding or in the case of any judgment against Landlord, Tenant shall request that the judgment index be noted to reflect the exclusion from liability herein set forth. In addition to all other limitations contained in this Lease, Tenant agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent (including any person or entity from time to time engaged to supervise and/or manage the operations of Landlord) of Hub Properties LLC shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

29.3.2 The Landlord named on page 1 of this Lease and any subsequent owners of such Landlord's interest in the Property, as well as their respective heirs, personal representatives, successors and assigns shall each have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord, including the right to proceed in its own name to enter judgment by confession or otherwise, but any such person, whether or not named herein, shall have no liability hereunder after it ceases to hold such interest.

29.3.3 In the event of any sale or other conveyance or transfer of Landlord's interest in the Property, the transferor shall be and hereby is entirely free and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the transferee at any such sale or conveyance or transfer that (subject to the limitation of Landlord's liability in this Section 29) the transferee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder, including, without limitation, obligations for all defaults and claims (if any) arising prior to the date of such transfer.

29.4 Mortgagee Liability. No mortgagee or ground lessor which shall succeed to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be: (1) liable for any previous act or omission of any prior Landlord; (2) subject to any rental offsets or defenses hereunder because of any act or omission of any prior Landlord; (3) bound by any amendment of this Lease made without its written consent or by payment by Tenant of Rent in advance in excess of one (1) month's rent; (4) liable for any security not actually received by it; or (5) liable for the construction of any of the improvements to the Premises not constructed by it. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord.

30. Miscellaneous.

30.1 Irrevocable Offer and Required Approval. The submission of this Lease for examination does not constitute an offer to lease, or a reservation of or option for the Premises, and this Lease becomes effective only upon execution and delivery thereof by both Landlord and Tenant.

30.2 Non Waiver. The failure of either party hereto in any one or more instances to insist upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment of the right to insist upon such performance or exercise in the future, and such right shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

30.3 Partial Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Minimum Rent or Additional Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other remedy in this Lease or at law provided.

30.4 Prior Agreements and Amendments. This Lease constitutes the entire agreement between the parties relating to the subject matter contained herein. Neither party hereto has made any representations or promises to the other except as expressly contained herein. This Lease supersedes all prior negotiations, agreements, informational brochures, letters, promotional information and other statements and materials made or furnished by Landlord or its agents. No agreement hereinafter made shall be effective to change, modify, discharge or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

30.5 Mortgagee Approval. If any mortgagee shall have the right of approval of this Lease and such mortgagee shall, subsequent to the execution hereof by all parties hereto, require a change or changes in this Lease as a condition of its approval thereof and if within thirty (30) days after notice from Landlord, Tenant fails or refuses to execute the amendment(s) to this Lease accomplishing the change or changes which are stated by Landlord as being needed in connection with the approval of this Lease by the mortgagee, Landlord shall have the right to cancel this Lease. It is understood and agreed that any such change or changes required by such mortgagee shall not materially affect or alter: (1) the Minimum Rent; (2) the size of the Premises; or (3) any Tenant Work agreed to be performed in the Premises by Landlord.

30.6 Partial Invalidity. If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

30.7 Common Facilities. Tenant and its agents, employees and invitees, shall have the right to use, in common with all others granted such rights by Landlord, in a proper and lawful manner, the common walkways, parking areas and sidewalks on the Property, the common entranceways, lobbies and elevators furnishing access to the Premises, and (if the Premises includes less than a full floor) the common lobbies, hallways and toilet rooms on the floor on which the Premises is located. Such use shall be subject to such reasonable rules, regulations and requirements as Landlord may from time to time prescribe with respect thereto.

30.8 Choice of Law. This Lease has been executed and delivered in the State of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in the county in which the Building is located. Should any provision of this Lease require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Lease and that legal counsel was consulted by each responsible party before the execution of this Lease.

30.9 No Recordation. This Lease shall not be recorded in whole or in memorandum form by either party hereto without the prior written consent of the other.

30.10 Receipt of Money. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for the possession of the Premises, shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit or imply consent for any action for which Landlord's consent is required.

30.11 No Joint Venture. This Lease shall create only the relationship of Landlord and Tenant between Landlord and Tenant and no estate shall pass out of Landlord. Nothing herein is intended to be construed as creating a joint venture or partnership relationship between the parties hereto.

30.12 No Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Lease is intended to benefit any party other than the signatories hereto and their permitted heirs, personal representatives, successors and assigns, and no provision of this Lease shall be enforceable by any other party.

30.13 Exhibits. All exhibits referred to in this Lease are attached hereto and shall be deemed an integral part hereof.

30.14 Captions. The captions included in this Lease, whether for sections, subsections, paragraphs, Table of Contents, Exhibits, or otherwise, are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof, and are not to be used in interpreting this Lease or for any other purpose in the event of any controversy.

30.15 Representations. Landlord and Manager have made no representation, agreement, condition, warranty, understanding, or promise, either oral or written, other than as set forth herein, with respect to the Lease, the Property, the Premises, or otherwise.

30.16 Gender; Plural Terms; Persons. The masculine, feminine, or neuter pronoun shall each include the masculine, feminine, and neuter genders. A reference to person shall mean a natural person, a trustee, a corporation, a partnership and any other form of legal entity. All references (including pronouns) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, as the context may require.

30.17 Time. Time is of the essence of this Lease with respect to the performance by Tenant of all of its obligations hereunder.

30.18 Waiver of Jury Trial. It is mutually agreed by and between Landlord and Tenant that they hereby waive trial by jury in any action proceeding or counter-claim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or claim of injury or damage.

30.19 [Intentionally omitted.]

30.20 Security. Within ten (10) days after Tenant's execution and delivery of this Lease, Tenant will deposit with Landlord the sum of $46,000.00 as security for the faithful performance by Tenant of all terms, covenants and conditions of this Lease. If Tenant defaults under this Lease at any time, Landlord may use, apply or retain the whole or any part of the security deposited to the extent necessary to cure said default. It is understood that the deposit is not to be considered as the last rental due under this Lease. If at any time during the Term of this Lease, Landlord applies all or a portion of this deposit to cure Tenant's default, Tenant shall repay to Landlord within five (5) days after demand by Landlord any amount necessary to restore the security deposited to the full sum set forth above.

30.21 Light and Air. No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.

31. Landlord's Restricted Entry Rights.

31.1 Landlord agrees that Tenant may reasonably designate a portion of the Premises (not to exceed 750 Rentable Square Feet in area) as a secured area containing confidential information, into which Landlord's access shall be limited as herein set forth (the "Secured Area").

31.2 The precise size and configuration of the Secured Area shall be subject to Landlord's prior approval, which Landlord shall not unreasonably withhold. During the Term, Tenant may retain all keys, combinations, pass cards and the like for the locks which provide access to the Secured Area (all of which locks shall be of a type and manufacturer approved in advance by Landlord). Landlord agrees that its right of entry to the Secured Area under this Lease shall be conditioned upon giving Tenant at least 24 hours advance notice (which need not be written), except in case of emergency (in which case no advance notice need be given). In the event that entry is required on multiple successive days for a continuing project, a single notice prior to the commencement of the work shall suffice.

31.3 Tenant may condition Landlord's right of entry upon Landlord's representative being accompanied by a representative of Tenant, provided Tenant makes such representative available at the time of entry designated by Landlord in its advance notice or whenever required in the event of an emergency. Notwithstanding the foregoing, in the event that Landlord requires entry to the Secured Area either (a) in an emergency and none of Tenant's employees or representatives is available at the Secured Area to afford Landlord entry, or
(b) in a non-emergency when Landlord has given Tenant advance notice of Landlord's desire to enter the Secured Area on such occasion and on at least one
(1) prior occasion (for the same purpose) and Tenant has failed to cause its representative to be present to admit Landlord's agents, employees or contractors, then in either such event Landlord shall be entitled to use such means of entry to the Secured Area as Landlord deems appropriate under the circumstances, in Landlord's sole discretion, including forcible entry, and Tenant hereby releases Landlord and Landlord's agents, employees and contractors of and from any and all liability to Tenant arising from such entry into the Secured Area, including, without limitation, all claims for payment or reimbursement of the costs of repairing any damage occasioned by such entry. Tenant acknowledges that Tenant's consent and release herein set forth are given in consideration of Landlord's agreements set forth in this Lease permitting Tenant to retain all keys, access cards and combinations providing entry into the Secured Area.

31.4 If on any given day Tenant's representatives are not available to unlock the Secured Area when Landlord's janitorial staff are otherwise present in the Premises, Landlord shall not be obligated to provide janitorial services to the Secured Area on that day.

32. Counterparts; Facsimile Execution. This Lease may be executed in any number of identical counterparts, each of which shall be an original. The execution in counterpart and delivery by facsimile of the signature pages of this Lease by either party to the other party shall bind the delivering party as fully as if it had delivered complete, original copies of the Lease bearing such party's original signature; provided, however, that the parties agree that it is their intent to exchange multiple fully executed original copies of the Lease bearing their respective original signatures, and each of Landlord and Tenant agrees to reasonably cooperate in achieving such end, notwithstanding that signature pages may have previously been delivered by either or both of the parties by facsimile as herein permitted.

SECTION 17.2 OF THIS LEASE PROVIDES FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR MONEY AND FOR EJECTMENT. IN CONNECTION THEREWITH, TENANT, KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND UPON ADVICE OF SEPARATE COUNSEL, UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. WITHOUT LIMITATION OF THE FOREGOING, TENANT HEREBY SPECIFICALLY WAIVES ALL RIGHTS TENANT HAS OR MAY HAVE TO NOTICE AND OPPORTUNITY FOR A HEARING PRIOR TO EXECUTION UPON ANY JUDGMENT CONFESSED AGAINST TENANT BY LANDLORD HEREUNDER.

TENANT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LANDLORD HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LANDLORD WILL NOT SEEK TO EXERCISE OR ENFORCE ITS RIGHTS TO CONFESS JUDGMENT HEREUNDER, AND (II) ACKNOWLEDGES THAT THE EXECUTION OF THIS LEASE BY LANDLORD HAS BEEN MATERIALLY INDUCED BY, AMONG OTHER THINGS, THE

INCLUSION IN THIS LEASE OF SAID RIGHTS TO CONFESS JUDGMENT AGAINST TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS SAID PROVISIONS WITH TENANT'S INDEPENDENT LEGAL COUNSEL AND THAT THE MEANING AND EFFECT OF SUCH PROVISIONS HAVE BEEN FULLY EXPLAINED TO TENANT BY SUCH COUNSEL, AND AS EVIDENCE OF SUCH FACT AN AUTHORIZED OFFICER OF TENANT SIGNS HIS OR HER INITIALS IN THE SPACE PROVIDED BELOW.


(Tenant's Initials) /s/ LS

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Lease to be executed by their duly authorized representatives as of the day and year first above written.

TENANT

QUALITY SYSTEMS, INC.

By: /s/ Lou Silverman
Title: C.E.O


LANDLORD

HUB PROPERTIES LLC

By: MA PO, LLC,
Its managing member

By: /s/ Jennifer B. Clark
Title: Vice President

EXHIBIT A

To
795 Horsham Road Lease

PREMISES FLOOR PLAN

EXHIBIT B

To
795 Horsham Road Lease

CONFIRMATION OF LEASE TERM

THIS IS AN AGREEMENT dated as of the _____ day of ______________, 200__ by and between HUB PROPERTIES LLC ("Landlord") and ("Tenant").

W I T N E S S E T H:

WHEREAS, by a lease dated as of ____________, 200__, between the parties hereto (the "Lease") Landlord leased to Tenant and Tenant leased and took from Landlord, certain premises at 795 Horsham Road in Horsham, Pennsylvania for the term and upon the terms and conditions more specifically set forth therein (the "Premises");

WHEREAS, the Lease provides that the parties shall execute a confirmation of certain terms of the Lease when the Lease Commencement Date (as defined in the Lease) occurred;

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

A.    The Lease has not been amended except as follows:

B.    The Tenant is now in possession of the Premises.

C.    The Tenant acknowledges that the Lease is in full force and effect.

D. The Lease Commencement Date of the Lease, the Rent Commencement Date, the Termination Date of the term of the Lease are as follows:

E.    Tenant's obligation to pay Rent commences on the Lease Commencement Date.

F.    Tenant has no renewal, extension or expansion rights under the Lease.

G. Tenant acknowledges that the Premises are accepted by Tenant as having been constructed in accordance with the terms of the Lease.

H. Nothing in this Agreement is intended to change or modify the rights of the parties under the Lease.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their duly authorized representatives the day and year first above written.

LANDLORD

HUB PROPERTIES LLC

By: MA PO, LLC,
Its managing member

By:
Name:
Title:


TENANT

By: ________________________________
Name:
Title:

EXHIBIT C

To
795 Horsham Road Lease

795 HORSHAM ROAD

RULES AND REGULATIONS

1. The entrances, sidewalks, halls, passages, concourses, plaza, elevators, lobbies, stairways, and driveways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises. The halls, passages, entrances, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation, or interest of the Building or its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities.

2. Tenant, its employees, contractors, agents, servants, visitors, and licensees shall not go upon the roof or mechanical floors of the Building without the written consent of Landlord which shall not be unreasonably withheld.

3. The exterior windows and doors that reflect or admit light or air into the Premises or the halls, passageways or other public places in the Building or the Property, shall not be covered or obstructed by Tenant. No showcase or other articles shall be put in front or affixed to any part of the exterior of the Building or the Property, nor placed in the halls, corridors or vestibules, nor shall any article obstruct any air-conditioning supply or exhaust.

4. No awnings, air conditioning units, fans, aerials, antennas, or other projections or similar devices shall be attached to the Building, regardless of whether inside the Building or on its facade or its roof, without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window, transom or door of the Premises or the Building without the prior written consent of Landlord. All curtains, blinds, shades, screens, and other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord which shall not be unreasonably withheld. All electrical fixtures shall be fluorescent, of a quality, type, design, and color approved by Landlord unless the prior consent of Landlord has been obtained for any other lighting or lamping.

5. No Tenant or employees, contractors, agents, servants, visitors, or licensees of Tenant shall sweep or throw or permit to be placed, left or discarded from the Premises any rubbish, paper, articles, objects or other substances into any of the corridors or halls, elevators, or out of the doors or stairways of the Building.

6. Tenant shall at all times keep the Premises neat and orderly.

7. Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises, Building or Property. The ceiling shall not be used for the suspension of any item or fixture, including, without limitation, plants and decorative items. No boring, drilling of nails or screws, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord and as Landlord may direct. Tenant shall not lay floor tile or other similar floor covering in the Premises, except with the prior approval of Landlord which shall not be unreasonably withheld. Floor covering shall be affixed to the floor in a manner which permits easy removal and shall be subject to approval by Landlord prior to installation. Notwithstanding the foregoing, Tenant may decorate the Premises with wall hangings, plants, and the like, and may install in the ceiling of the Premises projectors, screens, and the like typical in comparable quality office buildings in the area, subject to the terms of the Lease.

8. No freight, furniture of bulky matter of any description shall be received into the Building or carried into the passenger or service elevators except during hours and in a manner approved by Landlord. Hand trucks, carryalls, or similar appliances are permitted to be used for delivery or receipt of merchandise or equipment if equipped with rubber tires, side guards and such other safeguards as Landlord shall reasonably require.

9. [Intentionally omitted.]

10. Any Tenant deciding to move any equipment or office furniture into, out of, or within the Building must notify Landlord at least one (1) week in advance of intended move. Such notification shall include: (i) the date of the move, (ii) the time of move (which, solely if the Building then has other tenants in occupancy, shall not be during normal working hours without Landlord's consent),
(iii) the number of elevators and operators required for the move, and (iv) an agreement by the Tenant to pay the then prevailing charge for the use of the elevators and operators. Upon receipt of the above information, Landlord, or its agent, will issue a letter of authorization to the Tenant to arrange for elevator operators.

11. [Intentionally omitted.]

12. [Intentionally omitted.]

13. [Intentionally omitted.]

14. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord's opinion, tends to impair the reputation of the Property or its desirability as a building for offices, and upon written notices from Landlord, Tenant shall refrain from or discontinue such advertising. In no event shall Tenant, without the prior written consent of Landlord, use the name of the Building or use pictures or illustrations of the Property in any advertising other than in indicating Tenant's address.

15. Dock facilities are to be used only for loading and unloading procedures. No parking or storage privileges are extended.

16. No dumpsters are to be placed at the loading dock without prior notification and approval by Landlord.

17. If Tenant desires telecommunications signaling, telephonic, protective alarm, connections, or other such wires, apparatus, or devices, Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without directions and approval from Landlord, which approval shall not be unreasonably withheld. All wires must be clearly tagged at the distributing boards and junction boxes, and elsewhere as required by Landlord, with the number of the office to which said wires lead, the purpose of the wires, and the name of the concern, if any, operating or servicing the same.

18. The electrical, mechanical, and telephone closets, water and wash closets, drinking fountains and other plumbing, electrical and mechanical fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds, acids or other substances shall be deposited therein. No access to the electrical, mechanical and telephone closets will be permitted without the prior consent of Landlord which shall not be unreasonably withheld. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same. No person shall waste water by interfering or tampering with the faucets or otherwise.

19. [Intentionally omitted.]

20. Tenant shall not create, execute, or deliver any financing or security agreement of any kind that may be considered or give rise to any lien upon the Premises, the Building, or the Property.

21. Tenant, any of Tenant's servants, employees, contractors, agents, visitors, or licensees, shall not at any time use, bring or keep upon the Premises, the Building, or the Property any flammable, combustible, caustic, poisonous or explosive fluid, chemical or substance, or any chemical except such as are components of commercial products not regulated by law in their use or disposal and as are normally used by occupants of office buildings for ordinary cleaning and office related supplies in reasonable quantities.

22. Except for storage of incidental quantities of merchandise for resale, no portion of the Premises, Building, or Property shall be used or occupied at any time for manufacturing, for the storage of merchandise, for the sale of merchandise, goods or property of any kind at auction or otherwise, or as sleeping or lodging quarters.

23. In the design, layout, construction, renovation, and/or installation of Tenant's demising walls, partitions, furniture, fixtures, equipment, and all other improvements and betterments of or in the Premises, the live load of seventy (70) pounds per square foot shall not be exceeded at any time.

24. [Intentionally omitted.]

25. Tenant shall not contract for any work or service which involves the employment of labor incompatible with the employees of the Building or with employees of contractors doing work or performing services by or on behalf of Landlord, or which would disturb harmonious labor relations.

26. No bicycles, vehicles, animals, or birds of any kind (other than a seeing-eye dog for a blind person), shall be brought into or kept by Tenant in or about the Premises, the Building, or the Property.

27. Tenant shall not do or commit, or suffer to be done or committed, any act or thing whereby, or in consequence whereof, the rights of other tenants will be obstructed or interfered with, or other tenants will in any other way be injured or annoyed, or whereby the Building will be damaged, nor shall Tenant cause or suffer to be caused any noise, vibrations, obnoxious odors, or electronic interference which disturbs other tenants, the operation of their equipment or the operation of any equipment in the Building (including, without limitation, radio, television reception). Tenant shall not suffer nor permit the Premises or any part thereof to be used in any manner or anything to be done therein nor suffer nor permit anything to be brought into or kept in the Premises which, in the judgment of Landlord, shall in any way impair or tend to materially impair the character, reputation, or appearance of the Building.

28. Tenant shall not serve, nor permit the serving of alcoholic beverages in the Premises unless Tenant shall have procured Host Liquor Liability Insurance, issued by companies and in amounts reasonably satisfactory to Landlord, naming Landlord as an additional party insured.

29. Except as otherwise explicitly permitted in its lease, Tenant shall not allow any open flames, cooking, the operation or conduct of any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, install or permit the installation or use of any food, beverage, cigarette, cigar or stamp dispensing machine or permit the delivery of any food or beverage to the Premises, except by such persons delivering the same as shall be approved by Landlord which shall not be unreasonably withheld.

30. Any person in the Building will be subject to identification by employees and agents of Landlord. All persons in or entering Building shall be required to comply with the security policies of the Building. Tenant shall keep doors to unattended areas locked, and shall otherwise exercise reasonable precautions to protect property from theft, loss or damage. Landlord shall not be responsible for the theft, loss or damage of any property.

31. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise for the safety of Tenants or Landlord and protection of property in the Building.

32. Landlord shall, in no case, be responsible for the admission or exclusion of any person to or from the Building for access or for invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty.

33. Tenant shall immediately notify Landlord of any injury to a person or damage to property regardless of cause within the Premises and all public areas within the Building.

34. Canvassing, soliciting, and peddling in the Building is prohibited and Tenant shall cooperate in preventing the same, and report all such activity to Landlord.

35. Tenant, upon the termination of the tenancy, shall deliver to Landlord all of the keys, combinations to all locks, of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have made, and in the event of loss of any keys so furnished, Tenant shall pay Landlord the cost therefor.

36. No smoking is permitted within the Premises or elsewhere in the Building by Tenant or any of its employees, agents, contractors or invitees. Without limiting the generality of the foregoing, no smoking is permitted upon the Property outside the Building within a distance of thirty (30) feet of any Building entrance.

37. These Rules and Regulations shall be read in conjunction with the Lease and the Exhibits thereto. To the extent these Rules and Regulations are inconsistent with the remainder of the Lease and Exhibits, the Lease and other Exhibits shall control.

38. Landlord may, by written notice to Tenant, promulgate additional rules and regulations, and/or modifications of the rules and regulations which are, in Landlord's judgment, desirable for the general safety, comfort and convenience of occupants and tenants in the Building. All such rules and regulations shall be deemed a part of this Lease, with the same effect as though written herein.

EXHIBIT D

To
795 Horsham Road Lease

TENANT'S CONTRACTORS' INSURANCE

Each of Tenant's contractors and subcontractors (herein collectively "Contractor") shall comply with the terms set forth in this Exhibit E, and any contract between Owner and Contractor and contain and/or comply with the following provisions:

I. Insurance/Indemnification Provisions for Construction Contracts.

A. INDEMNITY

Contractor hereby agrees, to the extent permitted by law, to assume the entire responsibility and liability for and defense of and to pay and indemnify Landlord(s) and Manager against any loss, expense or liability and will hold them harmless from and pay any loss, damage, cost or expense (including, without limitation, judgments, attorney's fees, court costs and the cost of appellate proceedings), which Landlord(s) and Manager incur(s) because of injury to or death of any person or on account of damage to property, including loss of use thereof, or any other claim arising out of, in connection with or as a consequence of the performance of the Work, and/or any act or omission of the Contractor or any one for whose acts Contractor may be liable as it relates to the scope of this Contract. This indemnity shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for a Contractor or Subcontractor under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts. Contractor will purchase and maintain, or cause to be purchased and maintained, such insurance as will protect it from any costs and expenses relating to the foregoing, including, without limitation, contractual coverage covering the foregoing indemnity, and shall provide Landlord(s) and Manager with certificates evidencing same as set forth in the Insurance Schedule below.

Contractor will purchase maintain such insurance as will protect it for this contractual indemnity.

B. INSURANCE TO BE PROVIDED BY CONTRACTOR

Contractor shall before the commencement of any provision of this contract file, or cause to have filed, certificates with the Landlord(s) Manager, as outlined in the Insurance Schedule below showing existence of such insurance which insurance shall be subject to the Landlord's approval as to the adequacy of protection and compliance with this Contract and the satisfactory character of the Insurer. In the event that any of the required insurances are provided on claims-made forms, a copy of each policy, including Declarations Page showing the Retroactive Date, shall be provided to the Landlord. Such insurance shall be placed with reputable insurance companies licensed to do business in the State of Pennsylvania.

Contractor shall maintain Worker's Compensation and Employer's Liability Insurance, Comprehensive General Liability, Comprehensive Automobile Liability and Umbrella Insurance in the amounts set forth in the Insurance Schedule below.

Should the Contractor engage a Subcontractor(s), the same conditions applicable to the Contractor under this Contract apply to each Subcontractor, including, but not limited to the indemnity and insurance clauses.

INSURANCE SCHEDULE

Prior to the commencement of any work Contractor shall obtain and maintain (or cause to be obtained and maintained) the following insurance, at its own expense, in amounts not less than those specified below:

1. Worker's Compensation insurance in accordance with the laws of the State of Pennsylvania.

2. Employer's Liability insurance in an amount not less than $1,000,000.

3. Comprehensive General Liability insurance on an occurrence form for: (a) bodily injury, and (b) property damage liability, with limits of $1,000,000 combined single limit, each occurrence. Such insurance policy shall include, but shall not be limited to: Comprehensive Form, Premises - Operation, Explosion, Collapse, Underground Hazard, Products/Completed Operations Hazard (two (2) years extension beyond completion of Project), Blanket Contractual Coverage (including coverage for the Indemnity Clauses provided under this Contract), Broad Form Property Damage, Independent Contractors, Personal Injury (employee exclusion deleted).

4. Comprehensive Automobile Liability covering owned, hired, and non-owned vehicles with limits of $1,000,000 combined single limit each occurrence.

5. Excess Liability (Umbrella) insurance with limits of $4,000,000. NOTE: SHOULD THE CONTRACTOR PROVIDE COMMERCIAL GENERAL AND/OR EXCESS LIABILITY INSURANCE, CONTRACTOR MUST ALSO PROVIDE ISO ENDORSEMENT GS-25-03-11-85, AMENDMENT OF LIMITS OF INSURANCE, (DESIGNATED PROJECT OR PREMISES) OR ITS EQUIVALENT.

The above insurances (#3 through #5) shall, without liability on the part of Landlord(s) and Manager for premiums thereof include the following:

A. Endorsement as Additional Named Insureds of:

a. Landlord(s) and Manager and their partners, directors, officers, employees, agents and representatives; and

b. All other Indemnitees named in the Contract.

B. Thirty (30) day prior notice of cancellation to each named insured.

The above insurances shall each contain the following wording verbatim:

HUB PROPERTIES LLC (Landlord(s)) and Manager, as Landlord's agent, are interested in the maintenance of these insurances and it is agreed that these insurances will not be canceled, materially changed or not renewed without at least a thirty (30) day advance written notice to the Landlord c/o REIT Management & Research LLC, 400 Centre Street, Newton, Massachusetts 02458.

The Contractor shall secure, pay for, and maintain Property Insurance necessary for protection against loss of owned, borrowed, or rented capital equipment and tools, including any tools owned by employees, and any tools, equipment, stagings, towers, and forms owned, borrowed or rented by the Contractor. The requirement to secure and maintain such insurance is solely for the benefit of the Contractor. Failure of the Contractor to secure such insurance or to maintain adequate levels of coverage shall not obligate the Landlord or his agents and employees for any losses, and the Landlord and his agents and employees shall have no such liability. The insurance policy for such Contractor's insurance shall include a waiver of subrogation as follows:

"It is agreed that, in no event, shall this insurance company have any right of recovery against the Landlord."

6. "All Risk" Builder's Risk Insurance: Waiver of Subrogation

Tenant agrees that its contract with the Contractor shall expressly provide that the Contractor and its subcontractors waive all rights against the Landlord (the Landlord under this Lease) and all other Contractors and Subcontractors for damages caused by perils covered by the Builder's Risk insurance, to be obtained by Tenant as required by the Lease. The Contractor and their Subcontractors shall also waive all rights against the Landlord and all other contractors and subcontractors for loss or damage to any equipment used in connection with the Project and covered by any property insurance. If the policies of insurance refereed to in this Schedule require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be so endorsed at their expense and provide evidence of such endorsement to the other parties.